Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

NIOCORP DEVELOPMENTS LTD.,

GX ACQUISITION CORP. II

and

BIG RED MERGER SUB LTD

Dated: September 25, 2022

Page

ARTICLE I CLOSING TRANSACTIONS	3
1.1 Closing	3
1.2 Closing Transactions	3
1.3 Effective Times	4
1.4 Effects of the Mergers	4
1.5 Organizational Documents	4
1.6 Directors and Officers of the Company	4
1.7 Directors and Officers of the First Merger Surviving Company	5
1.8 Directors and Officers of the Second Merger Surviving Company	5
1.9 Cash Transaction Expenses	5
1.10 Stock Exchange Listing	5
ARTICLE II MERGER CONSIDERATION	5
2.1 Effect on Capital Stock	5
2.2 Company Options, Company Warrants and Certain Indebtedness	7
2.3 Issuance of Merger Consideration	8
2.4 Other Adjustments	9
2.5 Tax Treatment	9
2.6 Withholding	9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB	10
3.1 Organization, Good Standing and Qualification	10
3.2 Corporate Authority; Non-Contravention	10
3.3 Capital Structure	12
3.4 Company Subsidiaries	13
3.5 Reporting Issuer Status and Securities Laws Matters	14
3.6 Information Supplied	17
3.7 Absence of Certain Changes	17
3.8 Compliance with Applicable Laws; Outstanding Orders	17
3.9 Foreign Corrupt Practices Act	18
3.10 Sanctions	18
3.11 Litigation	18
3.12 Benefit Plans	19
3.13 Labor and Employment Matters	21
3.14 Taxes	22
3.15 Intellectual Property	23
3.16 Information Technology; Data Protection	24
3.17 Certain Contracts	25
3.18 Environmental Conditions	26
3.19 Real Property and Company Mining Rights	27
3.20 Mineral Information	28
3.21 Aboriginal Matters	29
3.22 Board Approval; Voting Requirements	29
3.23 Opinion of Financial Advisors	30
3.24 Brokers	30
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(continued)

Page

3.25 Transactions with Affiliates	30
3.26 Takeover Statutes	30
3.27 No Other Representations	30
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GX	31
4.1 Organization, Good Standing and Qualification	31
4.2 Corporate Authority; Non-Contravention	32
4.3 Capital Structure	32
4.4 Reporting Issuer Status and Securities Laws Matters	34
4.5 Information Supplied	36
4.6 Absence of Certain Changes	36
4.7 Compliance with Applicable Laws; Outstanding Orders	36
4.8 Foreign Corrupt Practices Act	36
4.9 Sanctions	37
4.10 Litigation	37
4.11 Business Activities	37
4.12 Taxes	37
4.13 Transactions with Affiliates	38
4.14 Brokers and Finders	38
4.15 Trust Account	38
4.16 Board Approval; Voting Requirements	39
4.17 No Other Representations	39
ARTICLE V COVENANTS	40
5.1 Interim Operations of the Company and its Subsidiaries	40
5.2 Alternative Acquisitions; Business Combination Proposals	43
5.3 Interim Operations of GX	49
5.4 Efforts to Satisfy Conditions	51
5.5 Access and Reports; Confidentiality	52
5.6 Notification of Certain Matters	53
5.7 Listing	53
5.8 Publicity	53
5.9 Tax Matters	54
5.10 Expenses	55
5.11 Preparation of the Form S-4 and the Joint Proxy Statement	56
5.12 Company Shareholder Meeting; GX Shareholder Meeting	57
5.13 Redemption Information	59
5.14 Indemnification and Insurance	59
5.15 Trust Account Release	60
5.16 Stock Exchange Delisting; Deregistration	60
5.17 Certain Section 16 Matters	61
5.18 Financing	61
5.19 Transaction Litigation	62
ARTICLE VI CONDITIONS	63
6.1 Conditions to Each Party’s Obligation to Effect the Merger	63
6.2 The Company’s Conditions	64

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(continued)

Page

6.3 GX’s Conditions	65
ARTICLE VII TERMINATION	66
7.1 Termination by Mutual Consent	66
7.2 Termination by Either GX or the Company	66
7.3 Termination by the Company	66
7.4 Termination by GX	67
7.5 Effect of Termination and Abandonment	68
ARTICLE VIII MISCELLANEOUS AND GENERAL	70
8.1 No Survival	70
8.2 Modification or Amendment	70
8.3 Waiver of Conditions	70
8.4 Counterparts; Effectiveness	70
8.5 Governing Law; Venue; Waiver of Jury Trial	70
8.6 Specific Performance	71
8.7 Notices	72
8.8 Entire Agreement	73
8.9 No Third-Party Beneficiaries	73
8.10 Definitions	73
8.11 Severability	73
8.12 Interpretation; Construction	73
8.13 Assignment	75
8.14 Waiver of Access to Trust Account	75
8.15 No Recourse	76

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated September 25, 2022, is by and among GX Acquisition Corp. II, a Delaware corporation (“GX”), NioCorp Developments Ltd., a company organized under the laws of the Province of British Columbia (the “Company”), and Big Red Merger Sub Ltd, a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”). GX, Merger Sub and the Company are collectively referred to herein as the “Parties” and, each, a “Party.”

RECITALS

A.       GX is a publicly traded special purpose acquisition company formed for the purpose of effecting an acquisition of one or more businesses or assets.

B.       The Parties intend to effect (a) a merger of Merger Sub with and into GX (the “First Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with GX surviving the First Merger as the “First Merger Surviving Company”, (b) immediately following the First Merger Effective Time, a purchase by the Company of each First Merger Class A Share (other than those First Merger Class A Shares then held by the Company) in exchange for a number of new Company Common Shares equal to the Exchange Ratio (the “Exchange”), (c) immediately following the Exchange, the transfer of the First Merger Class A Shares then owned by the Company to 0896800 B.C. Ltd., a company organized under the laws of the Province of British Columbia and a direct wholly owned subsidiary of the Company (“Intermediate Holdco”), in exchange for additional shares of Intermediate Holdco (the “Contribution”), and (d) immediately following the Contribution, the merger of Elk Creek Resources Corporation, a Nebraska corporation and a direct wholly owned subsidiary of Intermediate Holdco (“ECRC”), with and into the First Merger Surviving Company in accordance with this Agreement, the DGCL and the Nebraska Model Business Corporation Act (the “NMBCA”) (the “Second Merger” and, together with the First Merger, the “Mergers”), with the First Merger Surviving Company surviving the Second Merger as the “Second Merger Surviving Company”.

C.       The board of directors of GX (the “GX Board”) has (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, GX and its shareholders (the “GX Shareholders”), (b) approved this Agreement and the Transactions and declared their advisability, and (c) recommended that the GX Shareholders approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the GX Shareholders at the GX Shareholder Meeting.

D.       The board of directors of the Company (the “Company Board”) has (a) determined that the Transactions are fair to the Company’s shareholders (the “Company Pre-Closing Shareholders”), (b) declared that the Transactions and the entering into of this Agreement are in the best interests of the Company, and (c) recommended that the Company Pre-Closing Shareholders approve the Transactions and directed that the Transactions be submitted for consideration by the Company Pre-Closing Shareholders at the Company Shareholder Meeting.

E.       The board of directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and the Company as its sole shareholder and (b) recommended that the Company approve and adopt this Agreement and approve the Transactions.

F.       The board of directors of ECRC (the “ECRC Board”) has (a) determined that the Transactions are fair to, and in the best interests of, ECRC and Intermediate Holdco as its sole shareholder and (b) recommended that Intermediate Holdco approve the Transactions.

G.       The Company, in its capacity as sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the Transactions.

H.       Intermediate Holdco, in its capacity as sole shareholder of ECRC, has approved the Transactions.

I.       Concurrently with the execution of this Agreement, GX, the Company, GX Sponsor II LLC (“Sponsor”), in its capacity as a shareholder of GX, and certain other GX Shareholders are entering into a support agreement (the “GX Support Agreement”), pursuant to which Sponsor and certain other GX Shareholders are agreeing, among other things, to vote in favor of each of the GX Resolutions.

J.       Concurrently with the execution of this Agreement, GX, the Company and certain Company Pre-Closing Shareholders are entering into a support agreement (the “Company Support Agreement”), pursuant to which certain Company Pre-Closing Shareholders are agreeing, among other things, to vote in favor of each of the Company Resolutions.

K.       In connection with the Transactions, GX is obligated under the terms of its Amended and Restated Certificate of Incorporation (the “GX Charter”) to provide the GX Public Shareholders the option to have their Class A Shares redeemed, for the consideration and on the terms and subject to the conditions and limitations set forth in the GX Charter (the “Redemption Right”).

L.       At the Closing, the Company, certain Company Pre-Closing Shareholders and the Sponsor will enter into a registration rights and lock-up agreement providing for, among other things, the registration rights and certain restrictions contained therein in substantially the form attached hereto as Exhibit A (the “Registration Rights and Lock-Up Agreement”).

M.       At the Closing, the Company, GX and Sponsor will enter into an exchange agreement in substantially the form attached hereto as Exhibit B (the “Exchange Agreement”).

N.       Concurrently with the execution of this Agreement, each of the Key Employees is entering into an employment agreement with the Company, in a form acceptable to GX, the effectiveness of which is conditioned on the occurrence of the Closing (each, a “Key Employee Agreement”).

O.       Immediately following the Second Merger Effective Time, (a) the Company will effectuate a reverse stock split of the Company Common Shares issued and outstanding at the Closing (including the Company Common Shares issued pursuant to this Agreement) (the

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“Company Post-Closing Common Shares”) sufficient to meet any applicable listing requirements, with the ratio to be mutually agreed by the Parties and (b) the Second Merger Surviving Company will effectuate a proportionate reverse stock split of (i) the Second Merger Class A Shares and (ii) the Second Merger Class B Shares (each, a “Reverse Stock Split”).

NOW, THEREFORE, the Parties, in consideration of the representations, warranties and covenants contained in this Agreement, agree as follows:

ARTICLE I
CLOSING TRANSACTIONS

1.1              Closing. The closing (the “Closing”) of the Mergers and other transactions contemplated hereby and by the Ancillary Agreements (collectively, the “Transactions”) will take place remotely by the electronic exchange of documentation under procedures to be agreed by GX and the Company, each acting reasonably, or, if they are unable so to agree, at the offices of Jones Day, 250 Vesey Street, New York, New York, at 10:00 a.m. (New York City, New York time) no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”); provided that, in the event that on the anticipated Closing Date (i) all conditions set forth in Article VI (other than Section 6.2(c)) shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and (ii) the conditions set forth in Section 6.2(c) would have been satisfied but for the deductions set forth in clauses (e) and (f) in the definition of “Closing Cash”, then, upon the written request of GX, the Closing shall be postponed to a date determined by GX in its sole discretion, not to exceed five Business Days following the anticipated Closing Date; provided, further, that if the conditions set forth in Section 6.2(c) shall become satisfied during such time and the other conditions set forth in Article VI are satisfied at such time (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Parties shall effect the Closing as promptly as reasonably practicable and no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), and nothing in this proviso will be deemed to require a Party to consummate the Closing unless the conditions to such Party’s obligation to consummate the Closing set forth in Article VI have been satisfied or waived.

1.2              Closing Transactions. At the Closing, the Parties will cause the following actions and transactions to be taken or completed in the following order on the terms and subject to the conditions of this Agreement:

(a)                Class A Shares held by GX Public Shareholders who duly elect to redeem their Class A Shares pursuant to the Redemption Right will be redeemed and cancelled and such GX Public Shareholders will cease to have any rights as shareholders of GX other than the right to be paid the redemption amount of their Class A Shares in accordance with the GX Charter (each such share, a “Redemption Share”).

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(b)               Any Forfeited Shares (as defined in the GX Support Agreement) will be forfeited pursuant to the terms of the GX Support Agreement and will not remain outstanding.

(c)                The Company will deposit (or cause to be deposited) with the Exchange Agent the Company Common Shares issuable pursuant to this Agreement.

(d)               The First Merger Effective Time will occur.

(e)                Immediately following the First Merger Effective Time, pursuant to the Exchange, the Company will purchase each First Merger Class A Share not held by the Company from the holder thereof in exchange for a number of new Company Common Shares equal to the Exchange Ratio, as described in Section 2.1(b) (such time, the “Exchange Time”).

(f)                At the Exchange Time, and in connection with the First Merger, the Company will assume the GX Warrant Agreement and each GX Warrant that is issued and outstanding immediately prior to the Exchange Time will, pursuant to and in accordance with the terms of the GX Warrant Agreement and without any action on the part of its holder, be converted into a warrant to acquire a number of Company Common Shares as determined pursuant to Section 2.1(b)(ii) (each such warrant, a “Former GX Company Warrant”).

(g)               Immediately following the Exchange Time, the Company will contribute all of the First Merger Class A Shares to Intermediate Holdco in exchange for a number of additional shares in Intermediate Holdco to be determined by the Company and Intermediate Holdco (the “Contribution” and such time, the “Contribution Time”).

(h)               Immediately following the Contribution Time, the Second Merger Effective Time will occur.

(i)                 Immediately following the Second Merger Effective Time, each of the Company and the Second Merger Surviving Company will effectuate the applicable Reverse Stock Split.

1.3              Effective Times. At the Closing, in the order set forth in Section 1.2, the Parties will cause each of the First Merger and the Second Merger to be consummated, in each case by filing a certificate of merger pursuant to Section 252(c) of the DGCL with the Secretary of State of Delaware and, with respect to the Second Merger only, filing articles of merger pursuant to Section 21-2,166(b) of the NMBCA with the Secretary of State of Nebraska (collectively, the “Merger Filings”, and the date and time of the filing of the Merger Filings, or such later time as is specified in the Merger Filings as is agreed to by the Parties, the “First Merger Effective Time” and the “Second Merger Effective Time,” respectively).

1.4              Effects of the Mergers. The Mergers will have the effects set forth in this Agreement, the Merger Filings and the DGCL and, with respect to the Second Merger only, the NMBCA.

1.5              Organizational Documents.

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(a)                At the First Merger Effective Time, the Certificate of Incorporation and the Bylaws of the First Merger Surviving Company will be in substantially the form attached hereto as Exhibit C and Exhibit D.

(b)               At the Second Merger Effective Time, the Bylaws of the First Merger Surviving Company as in effect immediately prior to the Second Merger Effective Time will continue as the Bylaws of the Second Merger Surviving Company (the “Surviving Company Bylaws”) and the Certificate of Incorporation of the Second Merger Surviving Company will be in substantially the form attached hereto as Exhibit E (the “Surviving Company Charter”).

1.6              Directors and Officers of the Company. Effective as of the First Merger Effective Time, the Company will take all action necessary to cause (a) the directors and officers of the Company as of the date hereof and (b) two additional directors identified by GX prior to the time that the Form S-4 becomes effective, which such two additional directors are subject to the Company’s approval, acting reasonably (the “Closing Directors and Officers”) to become the directors and officers of the Company, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Company Articles and applicable Law.

1.7              Directors and Officers of the First Merger Surviving Company. Effective as of the First Merger Effective Time, the directors and officers set forth on Annex 1.7 (the “Subsidiary Directors and Officers”) will become the directors and officers of the First Merger Surviving Company, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with its organizational documents and applicable Law.

1.8              Directors and Officers of the Second Merger Surviving Company. Effective as of the Second Merger Effective Time, the Subsidiary Directors and Officers will become the directors and officers of the Second Merger Surviving Company, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Company Charter, the Surviving Company Bylaws and applicable Law.

1.9              Cash Transaction Expenses. At least three Business Days prior to the Closing Date, each Party will deliver written notice to the other Party setting forth its good faith estimate of the amount of Cash Transaction Expenses attributable to such Party, including reasonably detailed support for such calculation.

1.10          Stock Exchange Listing. The (i) Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, and (iii) Company Common Shares issuable upon the exercise of Former GX Company Warrants will be authorized for listing on NASDAQ and the TSX. The Former GX Company Warrants will be authorized for listing on NASDAQ.

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ARTICLE II
MERGER CONSIDERATION

2.1              Effect on Capital Stock.

(a)                At the First Merger Effective Time, by virtue of the First Merger and without any further action:

(i)                 Each issued and outstanding Founder Share (excluding, for the avoidance of doubt, any Forfeited Shares) will be converted into one Class B common share of the First Merger Surviving Company (each, a “First Merger Class B Share”).

(ii)               Each issued and outstanding Class A Share that is not a Redemption Share will be converted into one Class A common share of the First Merger Surviving Company, each of which will be, by its terms, exchangeable for a number of new Company Common Shares equal to the Exchange Ratio in accordance with this Agreement at the Company’s sole option and without further action by any holder thereof (each, a “First Merger Class A Share”).

(iii)             Each issued and outstanding share of capital stock of GX then held by GX (including shares held in treasury) will be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor.

(iv)             All of the issued and outstanding shares of capital stock of Merger Sub (other than those shares addressed by Section 2.1(a)(v) below) will be converted into one First Merger Class A Share.

(v)               Each issued and outstanding share of capital stock of Merger Sub then held by Merger Sub (including shares held in treasury) will be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor.

(b)               At the Exchange Time:

(i)                 the Company will exercise its unilateral option to purchase each First Merger Class A Share not held by the Company from the holder thereof in exchange for a number of new Company Common Shares equal to the Exchange Ratio, with no further action required on the part of any Person, such that each holder who submits a Letter of Transmittal will do so with respect to the applicable number of Company Common Shares and not the applicable number of First Merger Class A Shares; and

(ii)               in connection with the First Merger, the Company shall assume the GX Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of this Section 2.1(b)(ii), and each GX Warrant that is issued and outstanding immediately prior to the Exchange Time will automatically, and without any action on the part of its holder, be converted into one Former GX Company Warrant pursuant to and in accordance with the GX Warrant Agreement. Each Former GX Company Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding GX Warrant immediately

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prior to the Exchange Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Exchange Time: (A) each Former GX Company Warrant shall be exercisable solely for Company Common Shares; (B) the number of Company Common Shares subject to each Former GX Company Warrant shall be equal to (x) the number of shares of GX Common Stock subject to the applicable GX Warrant multiplied by (y) the Exchange Ratio; and (C) the per share exercise price for the Company Common Shares issuable upon exercise of such GX Former Company Warrant shall be equal to (x) the per share exercise price for the GX Common Shares subject to the applicable GX Warrant, as in effect immediately prior to the Exchange Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent; and (D) if the aggregate number of Company Common Shares that a holder of any Former GX Company Warrants would be entitled to receive upon any exercise of any Former GX Company Warrants would otherwise include a fraction of a Company Common Share, the Company shall, upon such exercise, round down to the nearest whole number the aggregate number of Company Common Shares to be issued to such holder as a result of the exercise of all such Former GX Company Warrants so exercised. In the event that the Class A Shares and the GX Public Warrants comprising a single GX Public Unit have not been detached so as to permit separate transferability or trading thereof prior to the First Merger Effective Time, then effective immediately prior to the First Merger Effective Time, any and all GX Public Units shall be automatically detached and broken out into their constituent parts, such that a holder of one GX Public Unit shall thereupon hold one Class A Share and one-third of one GX Public Warrant, and such underlying constituent securities shall be converted in accordance with Sections 2.1(a) and 2.1(b)(ii), respectively; provided, however, that if upon such detachment, a holder of GX Public Warrants would be deemed to hold a fractional GX Public Warrant, then prior to such conversion the number of GX Public Warrants deemed to be held by such holder shall be rounded down to the nearest whole number.

(c)                Immediately following the Exchange Time, the Contribution will occur.

(d)               Immediately following the Contribution Time, the Second Merger will occur. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action:

(i)                 Each issued and outstanding First Merger Class A Share (which, for the avoidance of doubt, will be held only by Intermediate Holdco at such time) (other than those shares addressed by Section 2.1(d)(iii) below) will be converted into a number of Class A common shares of the Second Merger Surviving Company, newly issued by the Second Merger Surviving Company, equal to the Exchange Ratio (each, a “Second Merger Class A Share”).

(ii)               Each issued and outstanding First Merger Class B Share will be converted into a number of Class B common shares of the Second Merger Surviving Company, newly issued by the Second Merger Surviving Company, equal to the Exchange Ratio (each, a “Second Merger Class B Share”), which will be exchangeable into Company Common Shares only upon the terms and subject to the conditions specified in the Exchange Agreement.

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(iii)             Each issued and outstanding First Merger Class A Share then held by First Merger Surviving Company (including shares held in treasury) will be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor.

(iv)             Each issued and outstanding share of capital stock of ECRC (other than those shares addressed by Section 2.1(d)(v) below) will be converted into a number of Second Merger Class A Shares, newly issued by the Second Merger Surviving Company, equal to the Second Merger Class A Ratio.

(v)               Each issued and outstanding share of capital stock of ECRC then held by ECRC (including shares held in treasury) will be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor.

2.2              Company Options, Company Warrants and Certain Indebtedness.

(a)                Company Options. All Company Options outstanding at the Closing shall remain outstanding immediately following the Closing pursuant to their terms, the Company Board shall take such action as required under the Company Incentive Plans in connection with the Reverse Stock Split and, if the Company Board shall determine that an equitable adjustment should be made pursuant to the Company Options in respect of the Reverse Stock Split (including the requirements under Section 5.1 of each Company Incentive Plan), then the Company Options shall be equitably adjusted as determined by the Company Board in accordance with the terms of Section 5.1 of each of the Company Incentive Plans, without any action required on the part of the holder thereof; provided that the Company’s Board shall consult with GX in connection with making any equitable adjustments to the Company Options in accordance with this Section 2.2(a).

(b)               Company Warrants. The Company Warrants will remain outstanding in connection with the Transactions. The Company will provide holders of the Company Warrants with notice required in connection with the Reverse Stock Split, if any, and such Company Warrants will be adjusted as required pursuant to their terms in connection therewith, if so required.

(c)                Company Convertible Note. The Company will use reasonable best efforts to cause the convertible security agreement set forth on Annex 2.2(c) (the “Convertible Security Funding Agreement”) to remain outstanding in connection with the Transactions (unless GX and the Company mutually agree to enter into an agreement as a result of which the Convertible Security Funding Agreement must be paid off in full and terminated in accordance with its terms), and to obtain any required consent under the Convertible Security Funding Agreement in connection therewith.

(d)               CEO Loan Agreement. The Smith Credit Agreement and the Smith GSA (each, as defined in the Company Support Agreement) will remain outstanding in connection with the Transactions.

2.3              Issuance of Merger Consideration.

(a)                No Issuance of Fractional Shares. No fractional Company Common Shares will be issued pursuant to the Transactions, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

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(b)               Exchange Fund. The Exchange Agent will be appointed as exchange agent. At the Closing, the Company will deposit, or will cause to be deposited, in book-entry form, with the Exchange Agent for the benefit of the GX Shareholders, for exchange in accordance with this Agreement, the number of Company Common Shares issuable pursuant to Section 2.1(b)(i) (the “Transaction Consideration Shares” and such deposited Transaction Consideration Shares, the “Exchange Fund”). The Company will cause the Exchange Agent to issue the Transaction Consideration Shares out of the Exchange Fund to the GX Shareholders in accordance with this Agreement. The Exchange Fund will not be used for any other purpose other than as contemplated by this Agreement.

(c)                Exchange Procedures. As soon as practicable following the First Merger Effective Time, and in any event within two Business Days following the First Merger Effective Time, the Company will cause the Exchange Agent to deliver to each GX Shareholder, as of immediately prior to the First Merger Effective Time, represented by certificate or book entry, a letter of transmittal and instructions (in customary form reasonably agreed to by the Company and GX prior to the First Merger Effective Time) for use in exchanging such GX Shareholder’s Class A Shares for such GX Shareholder’s applicable portion of the Transaction Consideration Shares from the Exchange Fund (a “Letter of Transmittal”), and promptly following receipt of a GX Shareholder’s properly executed Letter of Transmittal, deliver such GX Shareholder’s applicable portion of the Transaction Consideration Shares to such GX Shareholder. The Company shall use its reasonable best efforts to cause the Exchange Agent to deliver each GX Shareholder’s applicable portion of the Transaction Consideration Shares to such GX Shareholder within two Business Days following receipt of the applicable Letter of Transmittal.

(d)               Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the GX Shareholders one year after the First Merger Effective Time will be delivered to the Company, upon demand, and any GX Shareholders who have not complied with this Section 2.3 will thereafter look only to the Company for their Transaction Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by the GX Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

2.4              Other Adjustments. If at any time during the period between the date of this Agreement and the First Merger Effective Time, any change in the capitalization of the Company or GX occurs as a result of any reclassification, recapitalization, split (including a reverse split or consolidation) or combination, exchange or readjustment of interests, or any dividend or distribution is declared with a record date during such period, then the Transaction Consideration Shares will be equitably adjusted to reflect such change.

2.5              Tax Treatment. The Transactions are intended to be treated as follows for U.S. federal (and applicable state and local) income Tax purposes: (a) the First Merger and the transactions described in Section 2.1(a)-(b) in connection with the First Merger are intended to be treated as a taxable exchange of the Class A Shares for Company Common Shares by the shareholders of GX and a taxable exchange of the GX Warrants for Former GX Company Warrants by the warrant holders of GX, in each case, that is governed by section 1001 of the Code, (b) the

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Second Merger is intended to be treated as a reorganization described in section 368(a) of the Code that is not subject to gain or income recognition or withholding under section 897 or section 1445 of the Code and (c) the Transactions, collectively, are intended to result in no Party or Affiliate thereof satisfying the requirements of section 7874(a)(2)(B)(ii) of the Code or otherwise being treated as an “expatriated entity” or “surrogate foreign corporation” under section 7874 of the Code and the Treasury Regulations thereunder (collectively, subject to any changes agreed to pursuant to Section 5.9(d), the “Intended Tax Treatment”). This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3(a) with respect to the Second Merger. The Parties shall report the Transactions in all cases in accordance with the Intended Tax Treatment except, and then solely to the extent, otherwise required by a final determination under applicable Law. Each Party shall use reasonable best efforts to notify the others regarding any challenge to the Intended Tax Treatment by any Governmental Entity.

2.6              Withholding. Notwithstanding any provision contained herein to the contrary, the Parties, and their respective Affiliates and Representatives, shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable Law. Any amounts so deducted or withheld will be treated for all purposes of this Agreement as having been paid to such Person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as disclosed in the Company Public Disclosure Record, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, or as disclosed in the disclosure letter delivered by the Company to GX in connection with the execution of this Agreement (the “Company Disclosure Letter”), with such Company Disclosure Letter making reference to the particular section or subsection of this Agreement to which exception is being taken (provided that such disclosure will be deemed to qualify that particular section or subsection and any other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face) the Company represents and warrants as of the date hereof as set forth below:

3.1              Organization, Good Standing and Qualification. Each of the Company and the Company Subsidiaries (a) is duly organized, validly existing and in good standing or is subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) under the Laws of its jurisdiction of formation, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (c) is qualified to do business and is in good standing or subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) as a foreign legal entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except in each case where the failure of the Company or a Company Subsidiary, respectively, to be so qualified, be in good standing as a foreign corporation or have such authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to GX true, complete and correct copies of the organizational

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documents of the Company and the Company Subsidiaries, each as amended through the date of this Agreement, and each such document as so made available is in full force and effect on the date of this Agreement and none of the Company or the Company Subsidiaries is in material violation of their respective organizational documents.

3.2              Corporate Authority; Non-Contravention.

(a)                The Company Board, at a meeting duly called and held, has approved this Agreement and the Transactions and recommended that the Company Pre-Closing Shareholders approve the Company Resolutions. Each of the Company and Merger Sub has the requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is, or is contemplated to be, party and, subject to the Company Shareholder Approval, to consummate the Transactions. Subject to the Company Shareholder Approval, each of Intermediate Holdco and ECRC has the requisite corporate power and authority to consummate the Transactions. The execution and delivery of this Agreement and the applicable Ancillary Agreements by the Company and Merger Sub, as applicable, and the consummation by the Company and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and Merger Sub, as applicable, subject, in the case of the Company, to the Company Shareholder Approval. The consummation by Intermediate Holdco and ECRC of the Transactions have been duly authorized by all necessary corporate action on the part of Intermediate Holdco and ECRC, as applicable, and no other corporate proceedings on the part of Intermediate Holdco and ECRC are necessary to consummate the Transactions. This Agreement has been duly executed and delivered by each of Company and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by GX, constitutes the legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of Company and Merger Sub in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) the fact that equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b)               The execution and delivery of this Agreement does not, and the consummation of the Transactions do not and will not, (i) contravene, conflict with or result in any violation or breach of the respective certificates of incorporation, bylaws or comparable governing documents of the Company or the Company Subsidiaries, (ii) subject to the governmental filings and other matters referred to in Section 3.2(c), contravene, conflict with or result in any violation or breach of provision of applicable Law, or (iii) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, adverse claim, lien, charge, encumbrance or security interest (collectively, “Liens”), other than a Permitted Lien, upon any of the properties (including the Elk Creek Project and Company Mining Rights) or assets of each of the Company and the Company Subsidiaries under, any Company Permit or any contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or their respective properties or assets may be bound, other than, in the case of clauses (ii) and (iii), any such

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contraventions, conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, has not had and would not reasonably be expected (A) to have a Company Material Adverse Effect or (B) prevent or materially delay the consummation of any of the Transactions.

(c)                No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, provincial, local, foreign or supranational government, any court, legislative, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority or any stock exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company and Merger Sub or the consummation by the Company, Merger Sub, Intermediate Holdco and ECRC of the Transactions, except for (i) compliance with any applicable requirements of any Competition Laws, (ii) the filing or submission with the SEC and the Canadian Securities Administrators of a management information and proxy circular relating to the Company Shareholder Meeting (such proxy circular, together with the proxy statement relating to the GX Shareholder Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (iii) compliance with the applicable requirements of the TSX and NASDAQ, including the required approval of the TSX for the issuance and listing of the (x) Company Post-Closing Common Shares issuable pursuant to the Exchange, (y) Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, and (z) Company Common Shares issuable upon the exercise of Former GX Company Warrants, (iv) compliance with the applicable requirements, if any, of the Exchange Act, the Securities Act, state securities laws or “blue sky” laws, state takeover laws, and the Canadian Securities Laws and the BCBCA, (v) the filing of the Merger Filings with the Secretary of State of the State of Delaware and, with respect to the Second Merger only, the Secretary of State of the State of Nebraska, and appropriate documents with the relevant authorities of other states in which the Company or the Company Subsidiaries are qualified to do business, and (vi) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Company Material Adverse Effect or (2) prevent or materially delay the consummation of any of the Transactions.

3.3              Capital Structure.

(a)                The authorized share capital of the Company consists of an unlimited number of common shares, without par value (the “Company Common Shares”). At the close of business on September 20, 2022 (the “Measurement Date”), (i) 279,085,881 Company Common Shares were issued and outstanding, (ii) 0 Company Common Shares were reserved for issuance upon exercise of options (the “2016 Options”) granted pursuant to the Company’s 2016 Incentive Stock Option Plan (as amended, the “2016 Company Incentive Plan”), (iii) 14,464,000 Company Common Shares were reserved for issuance upon exercise of options (the “2017 Options,” and together with the 2016 Options, the “Company Options”) granted pursuant to the Company’s Long-Term Incentive Plan (as amended, the “2017 Company Incentive Plan,” and together with the 2016 Company Incentive Plan, the “Company Incentive Plans”)), and (iv) 18,516,253 Company Common Shares were reserved for issuance upon exercise of the warrants granted pursuant to the agreements set forth on Section 3.3(a) of the Company Disclosure Letter (the “Company

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Warrants”). No shares in the capital of the Company or other equity securities are owned by any of its Subsidiaries.

(b)               All outstanding Company Common Shares are, and all (i) Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, (iii) Company Common Shares issuable upon the exercise of the Former GX Company Warrants, and (iv) Former GX Company Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable, free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the organizational documents of the Company, and not subject to preemptive rights. Except as set forth in this Section 3.3 or as otherwise contemplated by this Agreement and except for changes since the Measurement Date resulting from the issuance of Company Common Shares pursuant to Company Warrants or Company Options outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 5.1, (A) there are not issued or outstanding any (1) shares of capital stock or other voting or equity securities or interests of the Company, (2) securities or interests of the Company or the Company Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of the Company (including any “phantom” stock), or (3) warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from the Company or any of the Company Subsidiaries (including, in this instance, any subsidiary trust), or obligations of the Company or any of the Company Subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of the Company, and (B) there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of the Company. The terms of the 2016 Company Incentive Plan, the 2017 Company Incentive Plan, and any contracts governing the terms of Company Options, including, without limitation, the underlying award agreements, permit the treatment described in this Agreement, including, without limitation, Section 2.2.

(c)                Except as set forth on Section 3.3(c) of the Company Disclosure Letter, (1) there are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company (or, to the Company’s Knowledge, a shareholder of the Company) is a party with respect to the voting, or restricting the transfer, of the share capital or any other equity interest of the Company and (2) the Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its securities that are in effect. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Pre-Closing Shareholders or otherwise on any matter.

(d)               As of the date of this Agreement, there is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of the Company Subsidiaries is subject, party or otherwise bound.

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(e)                The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any other recapitalization of, any of its share capital, as applicable, or agreed to, directly or indirectly repurchase, redeem or otherwise acquire any of its voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of the Company.

3.4              Company Subsidiaries.

(a)                The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, and all of the outstanding shares of common stock of Merger Sub are owned by the Company and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)               The authorized share capital of Intermediate Holdco consists of an unlimited number of common shares, and all of the outstanding common shares of Intermediate Holdco are owned by the Company and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c)                The authorized capital stock of ECRC consists of 1,000,000 shares of common stock, par value $0.001 per share, and all of the outstanding shares of capital stock of ECRC are owned by Intermediate Holdco and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(d)               All outstanding shares of capital stock or other voting or equity securities or interests of each Company Subsidiary (i) have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under applicable Laws of such Company Subsidiary’s jurisdiction of organization) and (ii) are owned by the Company or one of its wholly owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and free of transfer restrictions (other than transfer restrictions under applicable Laws or under the organizational documents of such Company Subsidiary).

(e)                There are no outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities or interests in any Company Subsidiary or (ii) warrants, calls, options or other rights to acquire from the Company or any of the Company Subsidiaries, or any obligation of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting or equity securities or interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or voting or equity securities or interests in, any Company Subsidiary.

3.5              Reporting Issuer Status and Securities Laws Matters.

(a)                The Company is a “reporting issuer” within the meaning of applicable Canadian Securities Laws in each of the Provinces and the United States and is not on the list of reporting issuers in default in each of the Provinces in which such concept exists, no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any

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securities of the Company, and the Company is not in default of any material requirement of applicable securities Laws or the rules or regulations of the TSX. Trading in Company Common Shares on the TSX is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any Canadian Securities Administrator or the TSX under applicable securities Laws or regulations of the TSX is pending or threatened. The Company has not taken any action to cease to be a reporting issuer in any of the Provinces nor has the Company received notification from any Canadian Securities Administrator seeking to revoke the reporting issuer status of the Company. The documents and information comprising the Company Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable securities Laws and, where applicable, the rules and policies of the TSX and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and did not contain any misrepresentation. The Company has not filed any confidential material change report that remains confidential.

(b)               The Company has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the Canadian Securities Administrators under applicable Canadian Securities Laws in each of the Provinces which are all available on SEDAR and with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. The disclosures filed with the SEC were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be. No Company Subsidiary is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or with any Canadian Securities Administrator. As used in this Section 3.5(b) the term “file” will be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. The Company Common Shares are listed on the TSX, the Company has not received any written deficiency notice from the TSX relating to the continued listing requirements of such Company securities, there is no Action pending or, to the Knowledge of the Company, threatened against Company by any Governmental Entity with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Company securities on the TSX and the Company is in compliance with all of the applicable corporate governance rules of the TSX.

(c)                As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any securities commission or similar regulatory authority with respect to any of the Company Public Disclosure Record (other than such comment and response letters a copy of which has been provided to GX prior to the date hereof) and neither the Company nor any of the Company Public Disclosure Record is, to the Knowledge of the Company, subject of an ongoing audit, review, comment or investigation by any securities commission or similar regulatory authority or the TSX.

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(d)               The Company Common Shares are registered pursuant to Section 12 of the Exchange Act, and the Company is required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company is not and upon closing of the Mergers will not be required to be registered as an investment company under the Investment Company Act. There is no legal proceeding pending or, to the Knowledge of the Company threatened against the Company by the SEC with respect to deregistration of the Company Common Shares under the Exchange Act. Neither the Company nor any of its Representatives has taken any action that is designed to terminate the registration of the Company Common Shares under the Exchange Act. The documents and information comprising the Company Public Disclosure Record, as at the respective dates that they were filed, were in compliance in all material respects with applicable securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has not made any filing with the SEC that at the date hereof remains confidential.

(e)                The Company financial statements and notes of the Company contained or incorporated by reference in the Company Public Disclosure Record (the “Company Financial Statements”) fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of the Company at the respective dates of and for the periods referred to in such financial statements, all prepared in accordance with (i) GAAP consistently applied, (ii) the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company Financial Statements, and (iii) the applicable requirements of Canadian securities laws.

(f)                Except as and to the extent reflected or reserved against in the Company Financial Statements, the Company has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Company Financial Statements, other than liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not material to the Company and the Company Subsidiaries, taken as a whole, or that have been incurred since June 30, 2022 in the ordinary course of business.

(g)               The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(c) of the Exchange Act) and DC&P (as defined in National Instrument 52-109 – “Certification of disclosure in issuers’ annual and interim filings” of the Canadian Securities Administrators) that comply with the requirements of the Exchange Act and applicable Canadian securities laws. Such disclosure controls and procedures are designed to ensure that material information relating to the Company and other material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and

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principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(h)               The Company maintains systems of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) and of ICFR (as defined under National Instrument 52-109 – “Certification of disclosure in issuers’ annual and interim filings” of the Canadian Securities Administrators) that comply with the requirements of the Exchange Act and applicable Canadian securities laws and that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has delivered to GX a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. To the Company’s Knowledge, there have not been any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company. Since June 30, 2022, there have been no material changes in the Company’s internal control over financial reporting.

3.6              Information Supplied. None of the information relating to the Company or the Company Subsidiaries supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4 (and any amendment or supplement thereto) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company Pre-Closing Shareholders and the GX Shareholders and at the time of the Company Shareholder Meeting and the GX Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or contain any misrepresentation. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, the BCBCA, applicable Canadian securities laws and the requirements of the NASDAQ and the TSX. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of GX for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

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3.7              Absence of Certain Changes.

(a)                From June 30, 2022 through the date of this Agreement, other than with respect to or in connection with the process through which the Company and its Representatives discussed and negotiated this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

(b)               Since June 30, 2022, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

3.8              Compliance with Applicable Laws; Outstanding Orders. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties or required for the ownership, operation, development, maintenance or use of the material assets of the Company and the Company Subsidiaries, including the Company Mining Rights (the “Company Permits”), (ii) all such Company Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval and (iii) there are no Actions pending or, to the Knowledge of the Company, threatened, seeking the revocation, cancellation, suspension or adverse modification thereof. To the Knowledge of the Company, there are no facts or circumstances that would result in the Company Permits not being renewed. All Company Permits are in good standing and there has been no material default under any such Company Permit, and all material fees and other amounts required to be paid with respect to such Company Permits to the date hereof have been paid, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws enacted, promulgated or entered by any Governmental Entity relating to the Company and the Company Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Company Permits or applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order that (i) individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date hereof, would reasonably be expected to prevent or materially delay the consummation of any of the Transactions.

3.9              Foreign Corrupt Practices Act. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, none of the Company or the Company Subsidiaries, nor any director, manager, officer, employee, or, to the Knowledge of the Company, agent or representative of the Company or any of the Company Subsidiaries, has directly or indirectly through another person made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws. Since January 1, 2020, none of the Company or any of the Company Subsidiaries, or any of their respective directors, officers, employees or representatives has been

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under internal or, to the Knowledge of the Company, Governmental Entity investigation for any material violation of any Anti-Corruption Laws or has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws. Since January 1, 2020, the Company and the Company Subsidiaries have implemented, maintained and enforced an adequate system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and prevent and detect violations of the Anti-Corruption Laws. Since January 1, 2020, neither the Company nor any of the Company Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

3.10          Sanctions. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of the Company Subsidiaries, and, to the Knowledge of the Company, no director, officer or employee thereof, (A) is a Sanctioned Person or (B) as of the date of this Agreement, has pending or, to the Knowledge of the Company, threatened claims against it, him or her with respect to applicable sanctions and (ii) each of the Company and the Company Subsidiaries is and, since January 1, 2020, has been, in compliance with all applicable sanctions.

3.11          Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Company Subsidiaries or any of their respective properties or the Elk Creek Project or any of their respective officers, directors or employees (in their respective capacities as such) that, individually or in the aggregate, would reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the Transactions.

3.12          Benefit Plans.

(a)                Section 3.12(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available, upon request, to GX complete and accurate copies of (i) such Company Benefit Plan and, to the extent applicable, a summary plan description thereof, (ii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, if applicable, (iii) if the Company Benefit Plan is funded through a trust or any other funding arrangement, a copy of such trust or other funding arrangement; (iv) each current ERISA summary plan description and summary of material modifications, if any, (v) the three most recently filed Annual Reports on Form 5500, (vi) all material non-routine correspondence to and from any governmental authority within the last three (3) years, if any, and (vii) with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recently received IRS determination or opinion letter.

(b)               (i) Each of the Company Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder, in all material respects, (ii) no Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the

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Consolidated Omnibus Budget Reconciliation Act of 1985 or comparable U.S. state law, (iii) all contributions, distributions or other amounts that are due by the Company or the Company Subsidiaries as of the Closing pursuant to each Company Benefit Plan and any Multiemployer Plan, Multiple Employer Plan or MEWA to which the Company or any of the Company Subsidiaries is obligated to contribute in respect of current or prior plan years have been timely paid in accordance with the terms of each such applicable plan and applicable Laws or, to the extent not yet due, have been accrued in accordance with GAAP, (iv) neither the Company nor any of the Company Subsidiaries has engaged in a transaction in connection with which the Company or the Company Subsidiaries could be subject to material liability from either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (v) there are no pending or, to the Knowledge of the Company, threatened in writing, material claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(c)                Except as set forth on Section 3.12(c) of the Company Disclosure Letter, none of the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates (i) maintains, sponsors, contributes to or has any obligation to contribute to, (ii) has maintained, sponsored, contributed to or had an obligation to contribute to, in any such case, within the preceding six years, or (iii) has any liability under or with respect to (A) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302, 303 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, in any such case, covering employees who reside or work primarily in the United States, (B) a Multiemployer Plan, (C) a Multiple Employer Plan, or (D) a MEWA. None of the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(d)               No Company Benefit Plan is or is intended to be: (i) a “registered pension plan”, (ii) a “retirement compensation arrangement”, or (iii) an “employee life and health trust” as such terms are defined in subsection 248(1) of the Income Tax Act (Canada), or (iv) a “health and welfare trust” within the meaning of Canada Revenue Agency Income Tax Folio S2-F1-C1. No Company Benefit Plan contains or has ever contained a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada). No Company Benefit Plan is intended to be, or has ever been found or alleged by a Governmental Entity to be, a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada).

(e)                No Company Benefit Plan is or has been maintained, sponsored, or contributed to (or required to be contributed to) by the Company for any director, officer, consultant, worker or employee subject to the Laws of Canada.

(f)                Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) is so qualified and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan and (ii) has received a favorable determination letter, or may rely upon a current opinion letter, as to its qualification.

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(g)               Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) entitle any current or former employee, director or other service provider of the Company or any of the Company Subsidiaries to any payment, benefit or other compensation, (ii) result in the acceleration of vesting, exercisability, funding or delivery of, or the increase in the amount or value of, any payment, right or other benefit to any current or former employee, director or other service provider of the Company or any of the Company Subsidiaries, (iii) result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Company Benefit Plan, or (iv) result in any limitation on the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust on or after the First Merger Effective Time. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of the Company Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)               No person is entitled to receive any additional payment (including any Tax gross-up, indemnification, reimbursement, or other payment) from the Company or any of the Company Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(i)                 Each Company Option has been granted in accordance with the terms of the Company Incentive Plan applicable to such Company Options. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Shares on the date of grant, as determined in accordance with Section 409A of the Code, as well as Section 422 of the Code if applicable. Each Company Option is intended to be exempt from Section 409A of the Code and has been maintained in a manner consistent with that intent. The Company has made available to GX, accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under the Company Incentive Plans, together with the material terms thereof (including grant date, exercise price, vesting terms, expiration date, and number of shares underlying such award).

3.13          Labor and Employment Matters.

(a)                Section 3.13(a) of the Company Disclosure Letter sets forth a complete and correct list of all employees of the Company and the Company Subsidiaries as of the date hereof, stating each such employee’s: (i) name, (ii) position, (iii) employing entity, (iv) hire date, (v) work location (city, state, country), (vi) current annual base compensation rate, (vii) commission, bonus or other incentive-based compensation, (viii) full-time or part-time status, (ix) overtime exempt or non-exempt status, (x) active or leave status (and, if on leave, the nature of the leave and the expected return date), (xi) type of employer sponsored visa, if applicable; and (xii) employment status (whether such person is or is not employed “at will”).

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(b)               Section 3.13(b) of the Company Disclosure Letter sets forth a complete and correct list of all independent contractors of the Company and the Company Subsidiaries as of the date hereof, stating each such independent contractor’s: (i) name; (ii) entity engaging the independent contractor; (iii) date of commencement of service and anticipated termination date, if applicable; (iv) work location (city, state, country); (v) material terms of engagement, including fees or other remuneration; and (vi) if there is a written contract for the work to be performed. All individuals who are performing, and for the three (3) year period preceding the date hereof have performed, services for the Company or any of the Company Subsidiaries while classified as independent contractors have been properly so classified for all purposes.

(c)                No employee of the Company or any of the Company Subsidiaries is represented by any labor union or other employee association in respect of his/her employment with the Company or any of the Company Subsidiaries. There is no collective bargaining or other labor-related agreement or arrangement in force, or currently being negotiated, with respect to the employees of the Company or any of the Company Subsidiaries, and there are no current or, to the Knowledge of the Company, threatened attempts to organize or establish any labor union or other employee association with respect to the employees of the Company or any of the Company Subsidiaries, nor have there been any such attempts since January 1, 2020. There is no, and has not been since January 1, 2020, a strike, lockout, slow down or work stoppage with respect to any employees of the Company or any of the Company Subsidiaries nor, to the Knowledge of the Company, has any such action been threatened since January 1, 2020. There is no, and has not been since January 1, 2020, an unfair labor practice complaint, material labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries since January 1, 2020.

(d)               The Company and each of the Company Subsidiaries is in material compliance with all applicable Laws relating to employment and labor matters, including relating to wages, hours of work, vacation pay, pay equity, overtime pay, occupational health and safety, child labor, worker’s compensation, disability rights and benefits, employee leave issues, unemployment insurance, anti-discrimination and anti-harassment, equal opportunity, plant closures and layoffs, affirmative action, labor relations, immigration, and any other terms and conditions of employment.

(e)                Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received written notice since January 1, 2020 of the intent of any Governmental Entity responsible for the enforcement of employment or labor matters, including occupational health and safety, workplace safety and workers compensation insurance Laws, to conduct an investigation of the Company or any of the Company Subsidiaries and no such investigation is in progress or, to the Knowledge of the Company, threatened. There are no outstanding Actions relating to employment or labor matters, there have been no such Actions since January 1, 2020 and, to the Knowledge of the Company, no such Actions are currently threatened.

(f)                Neither the Company nor any of the Company Subsidiaries is a party to a settlement agreement with a current or former director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either an officer or employee of the Company

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or any of the Company Subsidiaries. As of the date hereof, and since January 1, 2020, no allegations of sexual harassment or sexual misconduct have been made against any officer or employee of the Company or any of the Company Subsidiaries.

(g)               To the Knowledge of the Company, no employee of the Company or any of the Company Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition or other restrictive covenant agreement or other obligation to the Company, any of the Company Subsidiaries or a third party.

(h)               Neither the Company nor any of the Company Subsidiaries currently employ any employee in Canada, and neither the Company nor any of the Company Subsidiaries has employed any employee in Canada since January 1, 2021.

3.14          Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) All Tax Returns required to have been filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes due and payable by the Company or any of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid or will be timely paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements), and where payment of any Taxes is not yet due, each of the Company and the Company Subsidiaries has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which it ordinarily records items in its books and records, and such Taxes will be remitted when due; (iii) no deficiency for any Tax has been asserted, proposed or assessed by a Governmental Entity against the Company or any of the Company Subsidiaries that has not been satisfied by payment, settled or withdrawn or that is being contested in good faith through appropriate proceedings; (iv) no audit or other Action by any Governmental Entity is pending or threatened in writing with respect to the Company or any Company Subsidiary; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of the Company Subsidiaries for any taxable period and no request for any such waiver is currently pending; (vi) each of the Company and the Company Subsidiaries is not subject to any pending tax collection suit, proceeding or claim that in any way could result in any liability; (vii) each of the Company and the Company Subsidiaries is not a party or subject to any Tax deficiency or infraction notice, proceeding or claim of assessment, collection or debt in arrears regarding any Taxes, either in court or in the administrative sphere; (viii) neither the Company nor any Company Subsidiary is party to any Tax allocation or sharing agreement, and neither the Company nor any Company Subsidiary has any liability for Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a result of filing Tax Returns on an affiliated, consolidated, combined, unitary or aggregate basis with such Person, or as a transferee or successor; (ix) each of the Company and the Company Subsidiaries has collected, deducted, withheld and paid all Taxes required to have been collected, deducted, withheld and paid by it in connection with amounts paid or owing to it or to any employee, independent contractor, creditor, shareholder, or other third party, (x) there are no Tax liens on any assets of the Company or any

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of the Company Subsidiaries (other than Permitted Liens); (xi) the Company and the Company Subsidiaries are in compliance, in all material respects, with applicable transfer pricing requirements (including section 247 of the Income Tax Act (Canada)); and (xii) no Governmental Entity of a jurisdiction where any of the Company and the Company Subsidiaries does not file a Tax Return has made a claim that such entity is or may be subject to Tax or is required to file any Tax Return in such jurisdiction. The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

3.15          Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all issuances, registrations and applications for registration of all Intellectual Property owned by the Company or the Company Subsidiaries (together with all other Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries, the “Company Owned IP”) are subsisting and, if registered, valid and enforceable, (ii) the Company or one of the Company Subsidiaries exclusively owns all Company Owned IP, (iii) the Company and the Company Subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for the conduct of their business operations as currently conducted or contemplated by the Company to be conducted, (iv) to the Knowledge of the Company, the conduct of the Company’s and the Company Subsidiaries’ businesses as currently conducted does not, and, since January 1, 2020 did not, infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, (v) no claims are, or have been since January 1, 2020, pending or threatened against the Company in a writing received by the Company adversely affecting the rights of the Company in any Company Owned IP, (vi) to the Knowledge of the Company, no third party has infringed, misappropriated, diluted or otherwise violated any rights in Company Owned IP, (vii) the Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets and other confidential information owned by or provided to them under conditions of confidentiality, including requiring all persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, and (viii) to the Knowledge of the Company, there has been no unauthorized access to, or unauthorized use or disclosure of any such trade secrets or confidential information of or relating to the Company or any of the Company Subsidiaries by or to any Person. Notwithstanding anything to the contrary in the foregoing, the representations and warranties given by the Company and Merger Sub in clause (iii) are not representations and warranties relating to infringement by the Company of Intellectual Property rights, which such representations and warranties are given solely in clause (iv) above.

3.16          Information Technology; Data Protection. The IT Assets of the Company and the Company Subsidiaries are sufficient in all material respects and operate and perform as needed by the Company and the Company Subsidiaries, to adequately conduct their respective businesses as currently conducted and as contemplated to be conducted by the Company. Since January 1, 2020, there have not been, and there are not currently, any vulnerabilities or defects that would reasonably be expected to result in, any security breaches, intrusions or unauthorized access, unauthorized use or disclosure, failures or unplanned outages or other adverse integrity or security access incidents (i) affecting, in a material manner, the material IT Assets of the Company or the Company Subsidiaries or any other Persons to the extent used by or on behalf of the Company or

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the Company Subsidiaries (or, in each case, Personal Data and other information and transactions stored or contained therein or transmitted thereby) or (ii) resulting in a partial or complete loss of control, in a material manner, of any material products of the Company or the Company Subsidiaries. The Company and the Company Subsidiaries (A) are and have been since January 1, 2020 in material compliance with all applicable Laws, as well as their own rules, policies and procedures and all contracts to which they are bound, in each case to the extent relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage. Since January 1, 2020, (i) to the Knowledge of the Company, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any IT Assets or any Personal Data maintained by or on behalf of the Company or any of the Company Subsidiaries, (ii) the Company and the Company Subsidiaries have not notified or been required to notify any Person of any security breach or other incident affecting the IT Assets or any information or data stored or contained therein, and (iii) there have not been and are no Actions, complaints, citations or fines pending, issued to or received by, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any Person with respect to privacy or other incidents, or with respect to the Company’s handling, use or processing of Personal Data within the Company’s possession or control, that, in the case of (i), (ii) and (iii), were or are, individually or in the aggregate, material to the business of the Company.

3.17          Certain Contracts. Except as set forth on Section 3.17 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by (collectively, the “Company Material Contracts”):

(a)                any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC and under National Instrument 51-102 – “Continuous Disclosure Obligations” of the Canadian Securities Administrators), excluding any Company Benefit Plan or Company Permit;

(b)               any contract relating to indebtedness for borrowed money in excess of $1,000,000 or any pledge agreement, security agreement or other collateral agreement in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, or any agreement or instrument guaranteeing the debts or other obligations of any Person;

(c)                any contract that contains a non-competition restriction or other agreement or obligation that limits the manner in which the businesses of the Company and the Company Subsidiaries is or would be conducted, including any contract that creates an exclusive dealing arrangement or right of first offer or refusal, in each case that would, after giving effect to the Transactions, materially impact the businesses and activities of the Company and the Company Subsidiaries, taken as a whole;

(d)               any contracts with any (A) executive officer or director of the Company, excluding any Company Benefit Plan, (B) Affiliate, or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate;

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(e)                any contract establishing a partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and the Company Subsidiaries) or other similar arrangement;

(f)                any contract that relates to the direct or indirect acquisition or disposition of any business or asset (whether by merger, sale of stock, sale of assets or otherwise) and would reasonably be expected to result in the receipt or making by the Company or any of the Company Subsidiaries of future payments in excess of $1,000,000;

(g)               any contract that is material to the Company’s or any Company Subsidiary’s relationship with a material customer or material supplier;

(h)               any contract under which the Company or the Company Subsidiaries have granted or received any license or other rights with respect to material Intellectual Property or otherwise affecting their ability to own, enforce, use, license or disclose any material Intellectual Property (other than (A) licenses to “off-the-shelf,” non-customized, commercially available software for an aggregate license fee of less than $1,000,000, and (B) Intellectual Property assignment and confidentiality agreements entered into with employees and independent contractors of the Company and the Company Subsidiaries, in each case of this clause (h), in the ordinary course of business consistent with past practice);

(i)                 any contract or agreement involving any resolution or settlement of any actual or threatened Action or other dispute which requires payment in excess of $50,000 or imposes continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(j)                 any contract with any Governmental Entity (other than a Company Permit);

(k)               any contract granting any royalty, production payment, earn-out, stream or other interest in the Company Mining Rights or the production or proceeds therefrom;

(l)                 any contract that is a lease, sublease, license (relating to real property) or right of way or occupancy agreement that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(m)             any contract providing for subscription rights, preemptive rights, rights of first refusal or anti-dilution rights of any kind which obligate the Company or any Company Subsidiary to sell, issue or deliver any voting or equity securities based on actions that are outside of the Company’s control; or

(n)               any collective bargaining agreements or union agreements applicable to the Company or any Company Subsidiary and all related letters, memoranda of understanding, or other written communication with bargaining agents for any employees of the Company or any Company Subsidiary which impose obligations upon the Company or any Company Subsidiary.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (1) each Company Material Contract is valid and binding on the Company (or, to the extent a Company Subsidiary is a party, such Company Subsidiary) and is in

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full force and effect (subject to the Enforceability Exceptions) and (2) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract to which it is a party or bound. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has received written or oral notice of, any violation or default (nor, to the Knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Company Material Contract, except in each case that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has furnished or made available to GX in the VDR true and complete copies, in all respects, of all Company Material Contracts, including amendments thereto that are material in nature.

3.18          Environmental Conditions. (i) The Company and each of the Company Subsidiaries are and, except for matters which have been fully resolved, have been in compliance, in all material respects, with all applicable Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any unresolved written, or to the Knowledge of the Company, verbal communication from any person or Governmental Entity that alleges that the Company or any of the Company Subsidiaries is not in such compliance with, or has any material liability under, applicable Environmental Laws, (ii) the Company and each of the Company Subsidiaries have obtained all environmental, health and safety permits, licenses, variances, exemptions, registrations, approvals and authorizations of all Governmental Entities (“Environmental Permits”) required or necessary pursuant to applicable Environmental Law for the construction and operation of their facilities and the conduct of their business and operations, and all such Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and the Company Subsidiaries are, and, except for matters which have been fully resolved, have been, in compliance in all material respects with all terms and conditions of the Environmental Permits, (iii)  there are no Actions under any Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, (iv) there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any material Action under any Environmental Laws against the Company or any of the Company Subsidiaries or for which the Company or any of the Company Subsidiaries has retained or assumed by contract or, to the Knowledge of the Company, by operation of law any material cost, liability or obligation (excluding reclamation, decontamination, or remediation required under the Environmental Permits), (v) the Company and the Company Subsidiaries have not entered into any written agreement or incurred any legal obligation providing for or requiring them to defend, indemnify or hold harmless any person from or against any material liabilities or costs of such other Person arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Materials, or otherwise arising in connection with or under applicable Environmental Laws, except as required by applicable Laws and Environmental Permits, and (vi) the Company has delivered or otherwise made available complete and correct copies and results of any environmental audit, assessments and reports (including Phase I environmental site assessments and Phase II environmental site assessments), written notices of violation or liability and environmental sampling data prepared in the past five years in the possession of the Company or any of its Subsidiaries pertaining to: (A) any material unresolved liabilities under Environmental Law; (B) any material Hazardous Material contamination in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its

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Subsidiaries; or (C) the Company’s or any of its Subsidiaries’ material non-compliance with applicable Environmental Laws. Except for liabilities for which the Company has posted financial assurance in the amount of the full liability, none of the Company or the Company Subsidiaries is subject to any material liability relating to (A) the restoration or rehabilitation of land, water or any other part of the environment, or (B) mine closure, reclamation, remediation or other post-operational requirements. The Company has posted in the time and manner required, the required amount of any reclamation and rehabilitation financial assurance required by applicable Environmental Laws and any Environmental Permits and has completed all progressive reclamation and rehabilitation in the time and manner required by applicable Environmental Laws and any Environmental Permits in respect of any disturbances and activities undertaken by the Company to date.

3.19          Real Property and Company Mining Rights.

(a)                Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of the Company Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction), free and clear of all Liens (other than Permitted Liens), to all of its owned real property, except as set forth on Section 3.19(a)(i) of the Company Disclosure Letter, and good and valid leasehold title, free and clear of all Liens (other than Permitted Liens), to all of its leased property, except as set forth on Section 3.19(a)(ii) of the Company Disclosure Letter, pursuant to leases with third parties which are in full force and effect and enforceable in accordance with their respective terms against the Company or its applicable Company Subsidiary (as the case may be) and, to the Knowledge of the Company, each of the other parties thereto, subject in each case to the Enforceability Exceptions, (ii) there are no existing (or to the Knowledge of the Company, threatened in writing) expropriation or condemnation proceedings or plans with respect to any such real property, (iii) with respect to all such leased real property, the Company and each of the Company Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto, is in compliance with all material terms and conditions of each lease therefor, and neither the Company nor any of the Company Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure, (iv) the Company and each of the Company Subsidiaries enjoy quiet possession of the leased property, free and clear of all Liens (other than Permitted Liens) and (v) except as set forth on Section 3.19(a)(i) or Section 3.19(a)(ii) of the Company Disclosure Letter, no consent, authorization or approval of, or notification to any landlord or tenant that is a counterparty to a leased real property is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)               The Company or the Company Subsidiaries have or have the option to acquire a 100% legal and beneficial ownership in and to the real property assets associated with the Elk Creek Project, to the extent required to permit the use of land by the Company and Company Subsidiaries, and mineral interests that are required to exploit the development potential of the Elk Creek Project or Company Mining Rights, in each case as contemplated in the Company Public Disclosure Record filed (and available on SEDAR) on or before the date hereof. The Company Mining Rights in the Elk Creek Project have been duly and validly located and recorded pursuant

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to the laws of the jurisdictions in which the Elk Creek Project is situate and include valid and subsisting mineral claims.

(c)                Except pursuant to any Company Material Contract forth on Section 3.17 of the Company Disclosure Letter, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Company’s or Company Subsidiaries’ interest in the Elk Creek Project or Company Mining Rights in any material respect and to the Knowledge of the Company, no such rights have been alleged or threatened.

(d)               All mineral rights located in or on the lands of the Company and Company Subsidiaries or lands pooled or unitized therewith, which have been abandoned by the Company or Company Subsidiaries have been abandoned in compliance with all applicable Laws in all material respects.

3.20          Mineral Information(a). The Technical Report complied in all material respects with the requirements of NI 43-101 at the time of filing thereof.

(a)                To the Knowledge of the Company, the Company made available to the authors of the Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all material information requested by them, and to the Knowledge of the Company, none of such information contained any misrepresentation at the time such information was so provided.

(b)               The Company is in compliance in all material respects with the provisions of NI 43-101, has filed all technical reports required thereby, and there has been no material change of which the Company is or reasonably should be aware that would materially disaffirm or materially change any aspect of the Technical Report or that would require the filing of a new technical report under NI 43-101.

3.21          Aboriginal Matters.

(a)                Neither the Company nor any Company Subsidiary has received any written notice of any Aboriginal Claim made by any Aboriginal Peoples which would materially affect or materially impair the Company’s or Company Subsidiary’s right, title or interest in the Elk Creek Project or Company Mining Rights. To the Knowledge of the Company, no Aboriginal Claim is threatened by any Aboriginal Peoples which would materially affect or materially impair the Company’s or Company Subsidiary’s right, title or interest in the Elk Creek Project or Company Mining Rights.

(b)               To the Knowledge of the Company, there are no archaeological sites currently regulated by a Governmental Entity on the Elk Creek Project.

3.22          Board Approval; Voting Requirements.

(a)                The Company Board, by resolutions duly adopted by unanimous vote of the members of the Company Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that the Transactions are fair to the Company Pre-Closing Shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the Company Pre-Closing Shareholders approve the

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Transactions and directed that the Transactions be submitted for consideration by the Company Pre-Closing Shareholders at the Company Shareholder Meeting.

(b)               The Merger Sub Board, by resolutions duly adopted by unanimous vote of the members of the Merger Sub Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and the Company as its sole shareholder and (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the Company approve and adopt this Agreement and approve the Transactions. The Company, in its capacity as sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the Transactions.

(c)                The ECRC Board, by resolutions duly adopted by unanimous vote of the members of the ECRC Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, ECRC and Intermediate Holdco as its sole shareholder and (ii) recommended that Intermediate Holdco approve and adopt this Agreement and approve the Transactions. Intermediate Holdco, in its capacity as sole shareholder of ECRC, has approved and adopted this Agreement and approved the Transactions.

(d)               The affirmative vote of the holders of at least a majority of the Company Common Shares present in person or represented by proxy at the Company Shareholder Meeting is necessary to approve the Company Resolutions (such approval, the “Company Shareholder Approval”). The Company Shareholder Approval is the only vote of holders of any securities of the Company necessary to approve the Transactions.

3.23          Opinion of Financial Advisors. The Company Board has received the opinion of GenCap Mining Advisory Ltd. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the consideration payable to holders of GX Shares and GX Warrants, being Company Common Shares, Second Merger Class B Shares and Former GX Company Warrants, as applicable, is fair, from a financial point of view, to the Company (it being acknowledged that such opinion is for the benefit of the Company Board and, for the avoidance of doubt, may not be relied upon by GX or any of its Affiliates).

3.24          Brokers. Except as set forth on Section 3.24 of the Company Disclosure Letter, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

3.25          Transactions with Affiliates. Except for employment or consulting relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, in each case, that are paid with respect to such employment or consulting relationships, (a) there are no agreements, arrangements or understandings under which there are any existing or future liabilities or obligations between Company or the Company Subsidiaries and any (i) present or former director, officer or employee or Affiliate of the Company or the Company Subsidiaries, or any immediate family member of any of the foregoing, or (ii)

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record or beneficial owner of more than 5% of the Company’s outstanding capital ((i) and (ii), each a “Related Party”) and (b) no Related Party has any material interest in any person that sells or provides material goods or services to or receives material goods or services from the Company or the Company Subsidiaries.

3.26          Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Transactions any restriction on business combinations contained in any applicable takeover Law which is or would reasonably be expected to become applicable the Company, Merger Sub or GX as a result of the Transactions.

3.27          No Other Representations.

(a)                Except for the representations and warranties made in this Article III, or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person acting on behalf of the Company or the Company Subsidiaries makes or has made any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) or prospects, including in respect of information furnished or provided to GX or made available to GX in the VDR, management presentations or in any other form, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to GX or any of its Affiliates or Representatives with respect to (i) any projection, forecast, estimate, budget or prospective financial information relating to the Company or any of the Company Subsidiaries or their respective businesses or (ii) except for the representations and warranties made in this Article III or any certificate delivered pursuant to this Agreement, any oral or written information presented to GX or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b)               Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of GX or any other person acting on behalf of GX has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to GX, express or implied, beyond those expressly given by GX in Article IV or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding GX or any other matter furnished or made available to the Company or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective financial information that may have been made available to the Company or any of its Representatives, except as expressly given by GX in Article IV or any certificate delivered pursuant to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GX

Except as disclosed in the GX Public Disclosure Record, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent

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they are of a predictive or cautionary nature or related to forward-looking statements, or as disclosed in the disclosure letter delivered by GX to the Company in connection with the execution of this Agreement (the “GX Disclosure Letter”), with such GX Disclosure Letter making reference to the particular section or subsection of this Agreement to which exception is being taken (provided that such disclosure will be deemed to qualify that particular section or subsection and any other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), GX represents and warrants as of the date hereof as set forth below:

4.1              Organization, Good Standing and Qualification. GX (a) is duly organized, validly existing and in good standing or is subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) under the Laws of its jurisdiction of formation, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (c) is qualified to do business and is in good standing or subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) as a foreign legal entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except in each case where the failure of GX to be so qualified, be in good standing as a foreign corporation or have such authority has not had or would not reasonably be expected to have, individually or in the aggregate, a GX Material Adverse Effect. GX has made available to the Company true, complete and correct copies of the organizational documents of GX, each as amended through the date of this Agreement, and each such document as so made available is in full force and effect on the date of this Agreement. GX does not have, and has not had, any direct or indirect Subsidiaries.

4.2              Corporate Authority; Non-Contravention.

(a)                GX has the requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is, or is contemplated to be, party and, subject to the GX Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the applicable Ancillary Agreements by GX and the consummation by GX of the Transactions have been duly authorized by all necessary corporate action on the part of GX. This Agreement has been duly executed and delivered by GX and, assuming the due authorization, execution and delivery of this Agreement by the Company and Merger Sub, constitutes the legal, valid and binding obligation of GX, enforceable against GX in accordance with its terms, subject to the Enforceability Exceptions.

(b)               The execution and delivery of this Agreement does not, and the consummation of the Transactions do not and will not, (i) contravene, conflict with or result in any violation or breach of the respective certificates of incorporation or bylaws of GX, (ii) subject to the governmental filings and other matters referred to in Section 4.2(c), contravene, conflict with or result in any violation or breach of provision of applicable Law, or (iii) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of each of GX under any GX Permit or any contract by which GX or its properties or assets may be bound, other than, in the case of clauses (ii) and (iii), any such

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contraventions, conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, has not had and would not reasonably be expected to have a GX Material Adverse Effect.

(c)                No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to GX in connection with the execution and delivery of this Agreement by GX or the consummation by GX of the Transactions, except for (i) compliance with any applicable requirements of any Competition Laws, (ii) the filing or submission with the SEC of the proxy statement relating to the GX Shareholder Meeting as part of the Joint Proxy Statement, (iii) compliance with the applicable requirements of NASDAQ, (iv) compliance with the applicable requirements, if any, of the Exchange Act, the Securities Act, state securities laws or “blue sky” laws, state takeover laws, and the Canadian Securities Laws and the BCBCA, (iv) the filing of the Merger Filings with the Secretary of State of the State of Delaware and, with respect to the Second Merger only, the Secretary of State of the State of Nebraska, and appropriate documents with the relevant authorities of other states in which GX is qualified to do business, and (v) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, has not had and would not reasonably be expected to have a GX Material Adverse Effect.

4.3              Capital Structure.

(a)                The authorized share capital of GX consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“GX Preferred Shares”), and (ii) 220,000,000 shares of common stock, par value $0.0001 per share (“GX Common Stock”), with (A) 200,000,000 shares of GX Common Stock being designated as Class A Shares and (B) 20,000,000 shares of GX Common Stock being designated as Founder Shares. As of the Measurement Date, (i) no GX Preferred Shares were issued and outstanding, (ii) 30,000,000 Class A Shares were issued and outstanding, (iii) 7,500,000 Founder Shares were issued and outstanding, (iv) 5,666,667 Class A Shares were subject to issuance upon exercise of the Founder’s Warrants and (v) 10,000,000 Class A Shares were subject to issuance upon exercise of the GX Public Warrants.

(b)               All outstanding Class A Shares and Founder Shares are, and all Class A Shares and Founder Shares that may be issued as permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the organizational documents of GX, and not subject to preemptive rights. Except (i) as set forth in this Section 4.3, (ii) for the GX Public Units and (iii) for changes since the Measurement Date resulting from the issuance of shares of Class A Shares pursuant to Founder’s Warrants or the GX Public Warrants outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 5.3, (A) there are not issued or outstanding any (1) shares of capital stock or other voting or equity securities or interests of GX, (2) securities or interests of GX convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of GX (including any “phantom” stock), or (3) warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from GX (including, in this instance, any subsidiary trust), or obligations of GX to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or

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exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of the Company, and (B) there are no outstanding obligations of GX to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of the GX.

(c)                Except as set forth on Section 4.3(c) of the GX Disclosure Letter or as contemplated by this Agreement, (1) there are no shareholder agreements or voting trusts or other agreements or understandings to which GX is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of GX and (2) GX has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. GX does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the GX Shareholders on any matter.

(d)               As of the date of this Agreement, there is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which GX is subject, party or otherwise bound.

(e)                GX does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.

(f)                GX has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any other recapitalization of, any of its share capital, as applicable, or agreed to, directly or indirectly repurchase, redeem or otherwise acquire any of its voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of GX.

4.4              Reporting Issuer Status and Securities Laws Matters.

(a)                The issued and outstanding GX Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GXIIU.” The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GXII.” The issued and outstanding GX Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GXIIW.” No securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of GX, and GX is not in default of any material provision of applicable securities Laws or the rules or regulations of NASDAQ. Trading in GX Public Units, Class A Shares, and GX Public Warrants on NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of GX is pending or, to the Knowledge of GX, threatened. No Action (whether formal or informal) against GX by any securities commission, stock exchange (including NASDAQ) or similar regulatory authority under applicable securities Laws or the rules and regulations of NASDAQ is in effect or ongoing. GX has not taken any action in an attempt to terminate the registration of the GX Public Units, the Class A Shares or the GX Public Warrants under the Exchange Act.

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(b)               GX has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by GX with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. The disclosures filed with the SEC were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be. As used in this Section 4.4(b) the term “file” will be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. The documents and information comprising the GX Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable securities Laws and, where applicable, the rules and policies of NASDAQ and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any securities commission or similar regulatory authority with respect to any of the GX Public Disclosure Record (other than such comment letters a copy of which has been provided to the Company prior to the date hereof) and neither GX nor any of the GX Public Disclosure Record is, to the Knowledge of GX, subject of an ongoing audit, review, comment or investigation by any securities commission or similar regulatory authority.

(d)               GX is not, and upon closing of the Mergers will not be, required to be registered as an investment company under the Investment Company Act.

(e)                The financial statements (including, in each case, any notes thereto) of GX contained or incorporated by reference in the GX Public Disclosure Record (the “GX Financial Statements”) fairly present in all material respects the financial position, results of operations, changes in shareholders’ equity and cash flows of GX at the respective dates of and for the periods referred to in such financial statements, all prepared in accordance with (i) GAAP consistently applied and (ii) applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the GX Financial Statements.

(f)                Except as and to the extent reflected or reserved against in the GX Financial Statements, GX has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in GX Financial Statements, other than liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the date of GX’s incorporation in the ordinary course of business.

(g)               GX has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GX and other material information required to be disclosed by GX in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to

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GX’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting GX’s principal executive officer and principal financial officer to material information required to be included in GX’s periodic reports required under the Exchange Act.

(h)               GX maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that GX maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. GX has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. GX has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of GX. Since December 31, 2021, there have been no material changes in the GX’s internal control over financial reporting.

4.5              Information Supplied. None of the information relating to GX or its Affiliates supplied or to be supplied by GX for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company Pre-Closing Shareholders and the GX Shareholders and at the time of the Company Shareholder Meeting and the GX Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Form S-4 and the Joint Proxy Statement relating to GX and its Affiliates and the other portions of such documents within the reasonable control of GX will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by GX with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

4.6              Absence of Certain Changes. Since December 31, 2021, there have been no changes, effects, conditions, events, circumstances, occurrences or developments that, individually

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or in the aggregate, have had or would reasonably be expected to have a GX Material Adverse Effect.

4.7              Compliance with Applicable Laws; Outstanding Orders. Except as, individually or in the aggregate, would not reasonably be expected to have a GX Material Adverse Effect, (i) GX holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are necessary for GX to own, lease and operate its properties or required for the operation of the businesses of GX (the “GX Permits”) and (ii) all such GX Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval. No suspension or cancellation of any of the GX Permits is pending or, to the Knowledge of the Company, threatened in writing. GX is in compliance with the terms of the GX Permits and all applicable Laws enacted, promulgated or entered by any Governmental Entity relating to GX or its businesses or properties, except where the failure to be in compliance with such GX Permits or applicable Laws, individually or in the aggregate, would not reasonably be expected to have a GX Material Adverse Effect. GX is not subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a GX Material Adverse Effect.

4.8              Foreign Corrupt Practices Act. Except as, individually or in the aggregate, would not reasonably be expected to be material to GX, since its formation, neither GX, nor any director, manager, officer, employee, or, to the Knowledge of GX, agent or representative of GX, has directly or indirectly through another person made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws. Since its formation, neither GX nor any of its directors, officers, employees or representatives has been under internal or, to the Knowledge of GX, Governmental Entity investigation for any material violation of any Anti-Corruption Laws or has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws. Since its formation, GX has implemented, maintained and enforced an adequate system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and prevent and detect violations of the Anti-Corruption Laws. Since its formation, GX has not made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

4.9              Sanctions. Except as, individually or in the aggregate, would not reasonably be expected to be material to GX, taken as a whole, (i) neither GX nor, to the Knowledge of GX, no director, officer or employee thereof, (A) is a Sanctioned Person or (B) as of the date of this Agreement, has pending or, to the Knowledge of the GX, threatened claims against it, him or her with respect to applicable sanctions and (ii) GX is and, since its formation, has been, in compliance with all applicable sanctions.

4.10          Litigation. There is no Action pending or, to the Knowledge of GX, threatened against or affecting GX or any of its properties or any of its respective officers, directors or employees (in their respective capacities as such).

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4.11          Business Activities. Since the date of GX’s incorporation, GX has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in GX’s organizational documents, there is no agreement, commitment, or Order binding upon GX or to which GX is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of GX, any acquisition of property by GX or the conduct of business by GX as currently conducted or as contemplated to be conducted as of the Closing other than such effects as would not, individually or in the aggregate, reasonably be expected to have a GX Material Adverse Effect.

4.12          Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a GX Material Adverse Effect: (i) All Tax Returns required to have been filed by or with respect to GX have been timely filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes due and payable by GX (whether or not shown on any Tax Return) have been timely paid or will be timely paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the GX Financial Statements), and where payment of any Taxes is not yet due, GX has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which it ordinarily records items in its books and records, and such Taxes will be remitted when due; (iii) no deficiency for any Tax has been asserted, proposed or assessed by a Governmental Entity against GX that has not been satisfied by payment, settled or withdrawn or that is being contested in good faith through appropriate proceedings; (iv) no audit or other Action by any Governmental Entity is pending or threatened in writing with respect to GX; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from GX for any taxable period and no request for any such waiver is currently pending; (vi) GX is not subject to any pending tax collection suit, proceeding or claim that in any way could result in any liability; (vii) GX is not a party or subject to any Tax deficiency or infraction notice, proceeding or claim of assessment, collection or debt in arrears regarding any Taxes, either in court or in the administrative sphere; (viii) GX is not a party to any Tax allocation or sharing agreement, and does not have any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a result of filing Tax Returns on an affiliated, consolidated, combined, unitary or aggregate basis with such Person, or as a transferee or successor; (ix) GX has collected, deducted, withheld and paid all Taxes required to have been collected, deducted, withheld and paid by it in connection with amounts paid or owing to it or to any employee, independent contractor, creditor, shareholder, or other third party; (x) there are no Tax liens on any of the assets of GX; (xi) GX is in compliance, in all material respects, with applicable transfer pricing requirements (including section 247 of the Income Tax Act (Canada)); and (xii) no Governmental Entity of a jurisdiction where GX does not file a Tax Return has made a claim that GX is or may be subject to Tax or is required to file any Tax Return in such jurisdiction. GX has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. For purposes of the representations and warranties in clauses (ii) and (ix) of the first sentence of this Section 4.12, the term “Tax” excludes any taxes imposed pursuant to section 4501 of the Code in connection with the redemption of any stock of GX.

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4.13          Transactions with Affiliates. Except as disclosed in the GX Public Disclosure Record and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, there are no agreements, arrangements or understandings that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between GX and any (a) present or former director, officer or employee or Affiliate of GX, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than 5% of GX’s outstanding capital stock as of the date hereof.

4.14          Brokers and Finders. Except as set forth on Section 4.14 of the GX Disclosure Letter, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GX.

4.15          Trust Account. As of the close of business three Business Days prior to the execution and delivery of this Agreement, GX has cash in the trust account established for the indirect benefit of redeeming GX Public Shareholders (the “Trust Account”), and for the benefit of GX in the amount set forth on the signature page, and such monies are held in trust and maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 17, 2021, between GX and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. GX has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by GX or, to the Knowledge of GX, by the Trustee. There are no separate contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the GX Public Disclosure Record to be inaccurate in any material respect and/or that would entitle any Person (other than the payment of deferred underwriting commissions to the IPO Underwriter and applicable taxes as described in the GX Public Disclosure Record and the payment to GX Public Shareholders who elect to redeem their Class A Shares pursuant to the GX Charter), to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account will have been released, except to cover any tax obligation owed by GX as a result of assets of GX or interest or other income earned, and upon the exercise of Redemption Rights pursuant to the GX Charter. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of GX, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Merger Sub herein and the compliance by the Company and Merger Sub with their respective obligations hereunder, GX has no reason to believe that (a) any of the conditions to the use of funds in the Trust Account will not be satisfied or (b) funds available in the Trust Account will not be available to GX at the Closing.

4.16          Board Approval; Voting Requirements.

(a)                The GX Board, by resolutions duly adopted by unanimous vote of the members of the GX Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to, and in the best

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interests of, the GX Shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the GX Shareholders approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the GX Shareholders at the GX Shareholder Meeting.

(b)               The affirmative vote of the holders of a majority of the outstanding GX Shares, including the affirmative vote of a majority of the outstanding Founder Shares, voting separately as a single class, is necessary to approve the GX Resolutions (such approval, the “GX Shareholder Approval”). The GX Shareholder Approval is the only vote of holders of any securities of GX necessary to approve the Transactions.

4.17          No Other Representations.

(a)                Except for the representations and warranties made in this Article IV, or any certificate delivered pursuant to this Agreement, neither GX nor any other Person acting on behalf of GX makes or has made any express or implied representation or warranty with respect to GX or its businesses, operations, assets, liabilities or conditions (financial or otherwise) or prospects, including in respect of information furnished to the Company in any form, and GX hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither GX nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any projection, forecast, estimate, budget or prospective financial information relating to GX or its businesses or (ii) except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of GX, the negotiation of this Agreement or in the course of the Transactions.

(b)               Notwithstanding anything contained in this Agreement to the contrary, GX acknowledges and agrees that none of the Company or any other Person acting on behalf of the Company has made or is making, and GX expressly disclaims reliance upon, any representations, warranties or statements relating to the Company, express or implied, beyond those expressly given by GX in Article III or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or any other matter furnished or made available to GX or any of its Representatives. Without limiting the generality of the foregoing, GX acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective financial information that may have been made available to GX or any of its Representatives, except as expressly given by the Company in Article III or any certificate delivered pursuant to this Agreement.

ARTICLE V
COVENANTS

5.1              Interim Operations of the Company and its Subsidiaries. Except (i) as consented to in writing by GX or (ii) as contemplated by this Agreement or any Ancillary Agreement (including with respect to the Contemplated Financing), the Company covenants that, from the

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date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date:

(a)                the Company will, and will cause its Subsidiaries to, use reasonable best efforts to (i) conduct business, in all material respects, in the ordinary course of business consistent with past practice, (ii)  preserve intact its assets and business including, but not limited to, the Company Mining Rights, (iii) maintain and preserve all of its rights under each of the Elk Creek Project and Company Mining Rights under each applicable Company Permit, and (iv) to the extent consistent with the foregoing, use reasonable best efforts to (A) preserve intact its current business organization and (B) maintain its existing relationships with its employees and other Persons (including Aboriginal Peoples and Governmental Entities) with whom the Company and its Subsidiaries have material business relations; except that no action or failure to take action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) will constitute a breach under this Section 5.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 5.1(b), as applicable;

(b)               neither the Company nor any of its Subsidiaries will:

(i)                 except as required in furtherance of the Transactions to comply with applicable listing requirements of NASDAQ, amend its organizational documents;

(ii)               issue, sell, pledge, dispose of or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition or encumbrance of or otherwise amend the terms of, any equity interests or interests convertible into or exchangeable for equity interests, or any rights, warrants or options to acquire or with respect to equity interests or convertible or exchangeable securities;

(iii)             modify, renew, extend or enter into any collective bargaining or other labor-related agreement or arrangement with any labor union or other employee association; or recognize or certify any labor union, other employee association or group of employees of the Company or any of the Company Subsidiaries as the bargaining representative for any employees of the Company or any of the Company Subsidiaries, in all cases, except as required by applicable Law;

(iv)             split, combine or reclassify, or redeem, purchase or otherwise acquire, directly or indirectly, any equity interests of any of the Company or any of its Subsidiaries, except for in connection with the conversion of the Company Options and the Company Warrants;

(v)               declare, set aside, authorize, make or pay any dividends on or make any distribution with respect to its capital stock (whether in cash, assets, stock or other securities of the Company or any Company Subsidiary);

(vi)             incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets, in excess of $250,000 in the aggregate;

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(vii)           except as required under the terms of any Company Benefit Plan as in effect on the date hereof, or by applicable Law, (A) grant or announce any increase in salaries or bonus opportunity payable or to become payable by the Company or any of its Subsidiaries to any current employee, except for increases in salary or bonus opportunity (x) of less than 17.5% of such employee’s salary immediately prior to the date of this Agreement or (y) in the ordinary course of business in a manner consistent with past practice, (B) agree to pay any severance, retention, change in control or termination or similar compensation or benefits to any employee, officer, director or other service provider of the Company, (C) hire or terminate any officer, director or employee of the Company receiving annual base compensation equal to or in excess of $150,000, other than terminations of employment for cause or due to death or disability, (D) terminate, adopt, establish or enter into, or amend any Company Benefit Plan, other than in the case of the renewal of group health or welfare plans in the ordinary course of business consistent with past practice, (E) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of its Subsidiaries to any employee, officer, director or other service provider of the Company or its Subsidiaries, (F) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of its Subsidiaries, (G) grant any new equity awards to any employee, officer, director or other service provider of the Company or any of its Subsidiaries (whether under the Company Incentive Plans or otherwise), or (H) amend, waive or modify any of the Key Employee Agreements (or any of the terms thereof);

(viii)         knowingly waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries;

(ix)             except as required to comply with Section 1.6, increase the number of directors on the Company Board or appoint any additional director (other than to fill vacancies);

(x)               make any loans or advances to any of its directors and executive officers (other than payroll advances or other advances consistent with past custom and practice made for travel, entertainment or other reimbursable expenses incurred in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons;

(xi)             change any of the accounting principles, methodologies or practices used by it, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xii)           acquire, including by merger, consolidation or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments, other than the purchase of supplies, equipment and products in the ordinary course of business consistent with past practice, or enter into any strategic joint ventures, partnerships or alliances with any other Person;

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(xiii)         except in the ordinary course of business consistent with past practice, renew, extend, terminate or consent to the termination (excluding expiration in accordance with its terms) of, waive, or amend in any material respect any Company Material Contract or any of its rights thereunder;

(xiv)         make or authorize any capital expenditure except as would not, in the aggregate, exceed $1,000,000;

(xv)           except in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber, subject to any Lien or otherwise dispose of any of its tangible assets, tangible properties or businesses, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice (including dispositions of inventory or of obsolete equipment in the ordinary course of business consistent with past practice);

(xvi)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii)       make, change or revoke any material Tax election, adopt or change any accounting method in respect of Taxes, amend any Tax Return, enter into any Tax sharing or allocation agreement, request or obtain any Tax ruling or incentive, settle or compromise any income or other material Tax liability, enter into any closing or similar agreement in respect of Taxes, waive or extend any statute of limitations with respect to Taxes, or take any action which to the Knowledge of the Company could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xviii)     except in the ordinary course of business consistent with past practice: (A) assign, license, or agree to assign or license, to any other Person, or dispose of, cancel, abandon, withdraw or permit to lapse any right to any material Company Owned IP; or (B) license, receive an assignment for, or agree to license or receive an assignment for, from any other Person, any right to any material Intellectual Property; or

(xix)         enter into a contract to do any of the foregoing.

(c)                The Company shall use reasonable best efforts to permit GX a reasonable opportunity to review in advance any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications in respect of any Company Permits in respect of the Elk Creek Project that are not in place as of the date hereof or require a renewal and shall use reasonable best efforts to provide GX with a reasonable opportunity to comment thereon and will consider those comments which are submitted promptly in good faith, and the Company shall provide GX with any substantive applications, notices, filings, submissions, undertakings or other substantive correspondence provided to a Governmental Entity and/or Aboriginal Peoples, or any substantive communications received from a Governmental Entity or Aboriginal Peoples, in respect of any Company Permits in respect of the Elk Creek Project that are not in place as of the date hereof or require a renewal, in each case, to the extent permitted by applicable Law.

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(d)               The Company and Merger Sub, on the one hand, and GX, on the other hand, acknowledge and agree that (i) nothing contained in this Agreement is intended to give GX, directly or indirectly, the right to control or direct the operations of the Company and the Company Subsidiaries prior to the Closing and (ii) prior to the Closing, the Company will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its operations.

5.2              Alternative Acquisitions; Business Combination Proposals.

(a)                The Company will, and will cause the Company Subsidiaries and its and their respective Representatives to immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussions, negotiations or other activities with any Person or group (other than GX and its Representatives) that may be ongoing relating to any offer, proposal, expression of interest or inquiry that constitutes, or would reasonably be expected to result in, an Alternative Acquisition (an “Acquisition Proposal”). With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company will, (i) immediately discontinue access to, and disclosure of, all information regarding the Company or any Company Subsidiaries, including any data room and any confidential information, properties, facilities and books and records of the Company or any Company Subsidiary, and (ii) within two Business Days of the execution of this Agreement, request and exercise all rights it has to require that such Person or group promptly return or destroy in accordance with the terms of the applicable confidentiality agreement all information furnished by or on behalf of the Company or any of its Affiliates and use reasonable best efforts to enforce compliance with such request, to the extent the Company has such rights under applicable agreements. The Company represents and warrants that it has not waived any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which the Company or any Company Subsidiary is a party. The Company also covenants, agrees and confirms that (A) the Company shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which the Company or any Company Subsidiary is a party or may hereafter become a party in accordance with Section 5.2(c), and (B) neither the Company, nor any Company Subsidiary nor any of their respective Representatives have released or will, without the prior written consent of GX (which may be withheld or delayed in GX’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify, such Person’s obligations respecting the Company or any Company Subsidiary under any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which the Corporation or any Subsidiary is a party (provided that the foregoing will not apply to any commercial contract unrelated to an Alternative Transaction, where such confidentiality or non-solicitation restrictions are incidental thereto).

(b)               During the period from the execution of this Agreement until the Closing Date (or earlier termination of this Agreement in accordance with its terms) (the “Interim Period”), the Company will not, and will cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, assist, encourage or otherwise facilitate any inquiries or requests for information with respect to or the making of any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than GX and its Representatives) with respect to, or provide access to its properties, books and records or any non-public information or data

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concerning the Company or any of its Affiliates to any Person (other than GX and its Representatives) relating to, any proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal (for avoidance of doubt, it being understood that the foregoing will not prohibit the Company or its Representatives from making such Person aware of the restrictions of Section 5.2(a)-(f) (the “Section 5.2 Company Provisions”) in response to the receipt of an Acquisition Proposal), (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement executed in accordance with Section 5.2(c)), acquisition agreement, merger agreement or similar agreement relating to an Acquisition Proposal (in each case, whether or not legally binding) or (v) resolve or agree to do any of the foregoing.

(c)                Notwithstanding anything in this Agreement to the contrary, if at any time prior to obtaining the Company Shareholder Approval, the Company Board receives a bona fide written Acquisition Proposal that did not result from a breach of this Agreement (including as a result of actions taken by any Representative of the Company that would have constituted a breach of the Section 5.2 Company Provisions if such actions had been taken by the Company) and the Company Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal, subject to the Company having been, and continuing to be in compliance with the Section 5.2 Company Provisions, the Company and its Representatives may (i) furnish information with respect to the Company and its Subsidiaries to the Person (or group of Persons) making such proposal (and such Person’s or group’s, as the case may be, Representatives) subject to having entered into an Acceptable Confidentiality Agreement, and (ii) participate in discussions or negotiations regarding such proposal with the Person (or group of Persons) making such proposal and such Person’s or group’s, as the case may be, Representatives; provided that the Company shall provide to GX any material non-public information, documentation or data that is provided to any Person given such access that was not previously made available to GX prior to or substantially concurrently with the time it is provided to such Person (and in any event within 24 hours thereof). For purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal made after the date hereof by any Person or group (other than GX and its Representatives) to enter into an Alternative Acquisition that (A) did not result from a breach of the Section 5.2 Company Provisions (including as a result of actions taken by any Representative of the Company that would have constituted a breach of the Section 5.2 Company Provisions if such actions had been taken by the Company), (B) is, based on a good faith determination of the Company Board (after consultation with its outside financial advisors and outside legal counsel), in the best interest of the Company and more favorable, from a financial point of view, to the Company than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by GX in response to such Acquisition Proposal), (C) is determined in good faith by the Company Board (after consultation with its outside financial advisors and outside legal counsel) to be reasonably likely to be completed in accordance with its terms without undue delay, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal and does not present a materially greater regulatory risk as compared to the Transactions, (D) provides for 100% cash consideration (and no non-cash consideration) to be paid to Company shareholders in such transaction, at a premium of at least 17.5% per Company Common Share over the higher of (1) the 5-day VWAP of the Company’s trading price on the TSX ending on the Business Day

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immediately prior to entering into a definitive merger, business combination or other similar transaction agreement in respect of such Superior Proposal and (2) the publicly disclosed per Company Common Share value of the Transactions, (E) is made by a Person or group of Persons who has demonstrated to the satisfaction of the Company Board, acting in good faith (after consultation with its outside financial advisors and outside legal counsel), that it has (i) adequate cash on hand and/or (ii) fully committed financing in place at the time of execution of the definitive transaction agreement in connection with such Acquisition Proposal from a bank or other recognized and reputable financial institution, fund or organization that makes debt or equity investments or financing as part of its usual activities, and that is not subject to any condition or contingency other than customary closing conditions to complete such Acquisition Proposal at the time and on the basis set out therein, (F) is not subject to any due diligence or to any material additional closing conditions as compared to the Transactions pursuant to this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, no Acquisition Proposal can be a Superior Proposal if such Acquisition Proposal is made by a third party, including a group consisting of joint actors with a third party, that (1) is a related party (as defined under Canadian securities laws) or an Affiliate of the Company, (2) is an issuer whose principal asset is cash, cash equivalents, or its exchange listing, including, without limitation, a special purpose acquisition company (other than GX), (3) has been approached by either GX or the Company, with the consent of the other Party, or (4) has been approached by the Company in connection with the Transaction prior to the receipt by the Company of such Superior Proposal; provided, further, that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that (x) the references to “15% or more” in such definition shall be deemed to be references to “100%” and (y) the references to “assets of the Company and its Subsidiaries which constitute 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole” shall be deemed to be references to “all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole”. For purposes of this Agreement, an “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement.

(d)               The Company Board will not (and no committee or subgroup thereof will) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, or fail to make, the approval or recommendation by the Company Board of the Transactions or this Agreement, (ii) approve, recommend, adopt or otherwise declare advisable, or propose publicly to approve, recommend, adopt or otherwise declare advisable, any Alternative Acquisition, (iii) fail to include in the Joint Proxy Statement the recommendation of the Company Board in favor of this Agreement and the Transactions, (iv) take no position or remain neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five (5) Business Days (or beyond the second (2nd) Business Day prior to the date of the Company Shareholder Meeting, if sooner), or (v) fail to publicly reaffirm its recommendation of this Agreement and the Transactions within five business days of GX’s written request to do so (or, if earlier, at least two Business Days prior to the Company Shareholder Meeting) following the public announcement of any Alternative Acquisition (or any material amendment thereof, including any change to the price or form of consideration) provided that GX will not be entitled to make such written request, and the Company Board will not be required to make such reaffirmation, more than once with respect to any particular Alternative Acquisition (any action or failure to act in clauses (i) through (iv) being referred to as a “Company

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Recommendation Change”). Notwithstanding the foregoing, subject to Section 5.2(e), in the event that, prior to obtaining the Company Shareholder Approval, the Company Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that (A) it has received a Superior Proposal and (B) the failure to make a Company Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company Board shall give GX at least five Business Days from the later of the date on which GX received notice of a Superior Proposal in accordance with Section 5.2(e) and the date on which GX received all of the materials referred to in Section 5.2(e) with respect to each new Superior Proposal from the Company (the “Right to Match Period”) advance notice of any action to be taken by the Company Board to enter into or approve the entering into of an agreement in respect of the Superior Proposal and GX shall, during the Right to Match Period, have the right, but not the obligation, to propose in writing to amend the terms of this Agreement. The Company Board shall review in good faith and in consultation with its outside financial advisors and outside legal counsel any proposal by GX to amend the terms of this Agreement and the Transactions in order to determine, in good faith in the exercise of its fiduciary duties (after consultation with its outside financial advisors and outside legal counsel), whether GX’s proposal to amend the terms of this Agreement and the Transactions would result in the Acquisition Proposal not being a Superior Proposal, with respect to which the failure to make a Company Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. If requested by GX, the Company will, and will cause its Representatives to, during any Right to Match Period, engage in good faith negotiations with GX and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal. Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.2, and GX shall be afforded a new full five (5) Business Day Right to Match Period from the later of the date on which GX received notice thereof in accordance with Section 5.2(e) and the date on which GX received all of the materials referred to in Section 5.2(e) with respect to each new Superior Proposal from the Company. The Company Board may (A) effect a Company Recommendation Change in respect of a Superior Proposal or (B) terminate this Agreement in accordance with Section 7.3(b) to enter into an agreement, understanding or arrangement in respect of a Superior Proposal only if (Y) GX does not, prior to the expiry of the Right to Match Period, propose to amend the terms of this Agreement, or (Z) GX delivers to the Company, prior to the expiry of the Right to Match Period, a proposal to amend the terms of this Agreement as contemplated in this Section 5.2(d), and thereafter the Company Board determines, in good faith in the exercise of its fiduciary duties (after consultation with its outside financial advisors and outside legal counsel), taking into account GX’s proposal to amend this Agreement, that (1) the Acquisition Proposal remains a Superior Proposal and (2) the failure to make a Company Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. It is understood and agreed that any amendment to any material term or condition of any Superior Proposal will require a new notice and a new Right to Match Period that will expire five Business Days following delivery of such new notice from the Company to GX.

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(e)                In addition to the obligations of the Company set forth in the Section 5.2 Company Provisions, the Company will promptly advise GX, at first orally and then in any event within 24 hours in writing of receipt or otherwise becoming aware thereof, of any request for information, proposal or inquiry relating to, or that would reasonably be expected to result in, an Alternative Acquisition, the material terms and conditions of such request, proposal or inquiry (including any changes thereto), the identity of the Person making such request, proposal or inquiry and copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Person. The Company will keep GX fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a prompt basis and shall promptly provide to GX copies of all material correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material or substantive terms of such correspondence communicated to the Company by or on behalf of any Person making such Acquisition Proposal, inquiry, proposal, offer or request and shall respond as promptly as practicable to all inquiries by GX with respect thereto. Following the Company Board’s good faith determination (after consultation with its outside financial advisors and outside legal counsel) that (i) it has received a Superior Proposal in accordance with Section 5.2(c) and (ii) the failure to make a Company Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company shall promptly, and in any event within 24 hours of such determination, deliver to GX a written notice of the determination of the Company Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Company Board to enter into such definitive agreement with respect to such Superior Proposal and to make a Company Recommendation Change, along with a complete copy of the definitive agreement for the Superior Proposal and all material supporting documentation, including any financing documents supplied to the Corporation in connection therewith. During any Right to Match Period, the Company shall discuss and negotiate in good faith and make its Representatives available to discuss and negotiate in good faith (in each case to the extent GX desires to negotiate) with GX and GX’s Representatives any proposed modifications to the terms and conditions of this Agreement or the Transactions so that the Acquisition Proposal does constitute a Superior Proposal, with respect to which the failure to make a Company Recommendation Change or terminate this Agreement would no longer be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f)                Nothing contained in this Agreement shall prohibit the Company Board, acting in good faith and upon advice of its outside financial advisors and outside legal counsel, from making any disclosure to Company Pre-Closing Shareholders as required by applicable Laws, including complying with section 2.17 of National Instrument 62-104 – “Take-Over Bids and Issuer Bids” of the Canadian Securities Administrators, as it may be amended from time to time, and similar provisions under applicable U.S. securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; provided, however, that neither the Company nor the Company Board shall fail to reaffirm its recommendation of this Agreement and the Transactions in any such disclosure, or be permitted to recommend that the Company Pre-Closing Shareholders tender any securities in connection with any take-over bid that is an Acquisition Proposal or effect a Company Recommendation Change with respect thereto except as permitted by this Section 5.2.

(g)               The Company Board shall promptly reaffirm the Company Recommendation by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is

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publicly announced or publicly disclosed or the Company Board determines that a proposed amendment to the terms of this Agreement or the Transactions as contemplated under Section 5.2(d) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide GX and its outside legal with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by GX and its outside legal counsel.

(h)               GX will, and will cause its Representatives to, immediately cease any discussions or negotiations with any Person or group (other than the Company and its Representatives) that may be ongoing relating to any offer, proposal, expression of interest or inquiry with respect to an alternative Business Combination (as defined in the GX Charter) (a “Business Combination Proposal”). With respect to any Person or group with whom such discussions or negotiations have been terminated, GX will request that such Person or group promptly return or destroy all information furnished by or on behalf GX or any of its Affiliates and use reasonable best efforts to enforce compliance with such request. During the Interim Period, GX (i) will not authorize, direct or permit any Representatives to, (A) initiate, solicit or knowingly encourage the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Business Combination Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning GX or any of its Affiliates to any Person relating to, any proposal or offer that constitutes, or would reasonably be expected to result in, a Business Combination Proposal (for avoidance of doubt, it being understood that the foregoing will not prohibit GX or its Representatives from making such Person aware of the restrictions of this Section 5.2(h) in response to the receipt of a Business Combination Proposal), or (C) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle or any other agreement relating to a Business Combination Proposal.

5.3              Interim Operations of GX. Except (i) as consented to in writing by the Company or (ii) as contemplated by this Agreement or any Ancillary Agreement (including with respect to the Contemplated Financing), GX covenants that, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date:

(a)                GX will (i) use reasonable best efforts to conduct business, in all material respects, in the ordinary course of business consistent with past practice and (ii) to the extent consistent with the foregoing, use reasonable best efforts to (A) preserve intact its current business organization and (B) maintain its existing relationships with its employees and other Persons with whom GX has material business relations; except that no action or failure to take action by GX with respect to matters specifically addressed by any provision of Section 5.3(b) will constitute a breach under this Section 5.3(a) unless such action or failure to take action would constitute a breach of such provision of Section 5.3(b), as applicable;

(b)               GX will not:

(i)                 amend its organizational documents (other than with respect to the GX Resolutions or with respect to an Extension);

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(ii)               seek any approval from GX Shareholders (other than with respect to the GX Resolutions or with respect to an Extension);

(iii)             declare, set aside, authorize, make or pay any dividends on or make any distribution with respect to its capital stock (whether in cash, assets, stock or other securities of GX);

(iv)             issue, sell, pledge, dispose of or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition or encumbrance of or otherwise amend the terms of, any equity interests or interests convertible into or exchangeable for equity interests, or any rights, warrants or options to acquire or with respect to equity interests or convertible or exchangeable securities;

(v)               split, combine or reclassify, or redeem, purchase or otherwise acquire, directly or indirectly, any equity interests of GX, other than with respect to the Contemplated Financing;

(vi)             increase the compensation or benefits of its directors or officers or increase the number of directors on the GX Board or appoint any additional director (other than to fill vacancies);

(vii)           acquire, including by merger, consolidation or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any assets in connection with acquisitions or investments;

(viii)         issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interests or interests convertible into or exchangeable for equity interests, or any rights, warrants or options to acquire or with respect to equity interests or convertible or exchangeable securities, or split, combine or reclassify the equity interests of GX;

(ix)             make any loans or advances to any of its directors and executive officers or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons;

(x)               incur, assume, guarantee, cancel, forgive or prepay any indebtedness for borrowed money, except in the ordinary course of business or to enter into a loan with GX’s directors, officers or shareholders (including the Sponsor or members of the Sponsor) to fund GX’s transaction costs in connection with its Business Combination, of which up to $1,500,000 may be convertible into up to an additional 1,000,000 warrants at a price of $1.50 per warrant;

(xi)             adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xii)           make, change or revoke any material Tax election, adopt or change any accounting method in respect of Taxes, amend any Tax Return, enter into any Tax sharing or allocation agreement, request or obtain any Tax ruling or incentive, settle or compromise

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any income or other material Tax liability, enter into any closing or similar agreement in respect of Taxes, waive or extend any statute of limitations with respect to Taxes, or form any new Subsidiary, or take any action which to the Knowledge of GX could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xiii)         amend, waive or otherwise change the Trust Agreement in any manner adverse to the Company;

(xiv)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xv)           enter into a contract to do any of the foregoing.

(c)                Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or restrict GX from extending, in accordance with the GX Charter, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection with the first such Extension to occur; provided that any further Extension will require the consent of the Company.

(d)               The Company and Merger Sub, on the one hand, and GX, on the other hand, acknowledge and agree that (i) nothing contained in this Agreement is intended to give the Company or Merger Sub, directly or indirectly, the right to control or direct the operations of GX prior to the Closing and (ii) prior to the Closing, GX will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its operations.

5.4              Efforts to Satisfy Conditions.

(a)                Subject to the terms and conditions set forth in this Agreement, each of the Company, GX and Merger Sub will use (and cause its Affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable following the date hereof, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from (A) Governmental Entities and (B) to the extent reasonably determined by GX and the Company to be appropriate, parties to contracts with the Company and the Company Subsidiaries as set forth in Section 3.2(b) of the Company Disclosure Letter and (ii) the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity.

(b)               Subject to the terms and conditions set forth in this Agreement, and without limiting the foregoing, the Company and GX will (i) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (ii) use reasonable best efforts to take, or cause

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to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable following the date hereof, (iii) promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the Transactions, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company or GX, as the case may be, from any Governmental Entity with respect to the Transactions. Each of the Company and GX will permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed substantive written communication to any Governmental Entity. Each of the Company and GX agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate, (B) extend any waiting period with respect to the consummation of the Transactions under any applicable Law without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), or (C) enter into any agreement with any Governmental Entity not to consummate the Transactions without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)                Notwithstanding the foregoing, nothing in this Agreement or otherwise will require any Party to agree to any arrangement wherein the Company, GX, Merger Sub or the Second Merger Surviving Company or any of their Affiliates would be required to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such actions or proceedings (or agree to do any of the foregoing) to resolve such action or proceeding or threat thereof so that the Transactions may be consummated, and nothing in this Section 5.4 will limit a Party’s right to terminate this Agreement pursuant to Article VII.

(d)               The Company shall use reasonable best efforts to promptly obtain conditional approval for the listing and posting for trading on the TSX of (i) those Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) the Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, and (iii) the Company Common Shares issuable upon the exercise of Former GX Company Warrants, in each case subject only to satisfaction of the customary conditions of the TSX, as applicable. GX shall cooperate with the Company in respect of the foregoing, including by providing information reasonably requested by the Company in connection therewith in a timely manner.

(e)                Nothing in this Section 5.4 will be deemed to apply to communications with, or approvals from, the SEC, which are addressed in Section 5.11.

5.5              Access and Reports; Confidentiality.

(a)                During the Interim Period, the Company will (and will cause the Company Subsidiaries to) afford to GX and its Representatives reasonable access during normal business hours, through the Closing, to its and its Subsidiaries’ officers, employees, properties, other

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facilities, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and will furnish GX with financial, operating and other data and information as GX, through its respective officers, employees or other authorized Representatives may from time to time reasonably request in writing; provided, however, that GX and its Representatives will conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company and its Subsidiaries.

(b)               During the Interim Period, GX will afford to the Company and its Representatives reasonable access during normal business hours, to its and its Subsidiaries’ officers, employees, properties, other facilities contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and will furnish the Company with financial, operating and other data and information as the Company, through its respective officers, employees or other authorized Representatives may from time to time reasonably request in writing; provided, however, that the Company and its Representatives will conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of GX.

(c)                Notwithstanding the foregoing, this Section 5.5 will not require any Party to permit (i) any access to any property to conduct any Phase II or other sampling or testing of the environmental or of building materials or (ii) any access, or to disclose any information that the such Party determines is likely to result in any violation of any Law or cause any privilege (including attorney-client privilege) that such Party would be entitled to assert to be undermined with respect to such information; except that the Parties will cooperate in seeking to find a way to allow disclosure of such information addressed in Section 5.5(c)(ii) to the extent doing so would not be reasonably likely to result in the violation of any such Law or be likely to cause such privilege to be undermined with respect to such information.

(d)               All information obtained by the Parties pursuant to this Section 5.5 shall be kept confidential in accordance with the Confidentiality Agreement.

5.6              Notification of Certain Matters. During the Interim Period, each Party will give prompt notice to the other Parties if, to the Knowledge of such Party, such Party: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Entity) alleging (i) that the consent of such third party is or may be required in connection with the Transactions or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Entity in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice will constitute an acknowledgement or admission by the Party providing the notice

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regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.7              Listing. During the Interim Period, (a) GX will use reasonable best efforts to ensure that GX remains listed as a public company on, and for the Class A Shares and the GX Warrants to be traded on, NASDAQ, and (b) the Company will use reasonable best efforts to (i)  ensure that the Company remains listed as a public company on the Toronto Stock Exchange (the “TSX”), (ii) ensure that the Company Post-Closing Common Shares issuable pursuant to the Exchange, the Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, and the Company Common Shares issuable upon the exercise of Former GX Company Warrants are approved for listing on the TSX and NASDAQ as Nasdaq Capital Market securities at the Closing, (iii) ensure that the Former GX Company Warrants are approved for listing on NASDAQ as Nasdaq Capital Market securities at the Closing, and (iv) fulfill the requirements of TSX and any applicable transfer agent in connection with the Transactions, including the Reverse Stock Split.

5.8              Publicity. The initial press release regarding this Agreement, the Mergers and the Transactions will be substantially in the form previously agreed to by GX and the Company. Thereafter until the Closing Date (or the earlier termination of this Agreement in accordance with Article VII), neither the Company nor GX will issue or cause the publication of any press release or similar public statement with respect to, or otherwise make any public statement concerning, this Agreement, the Mergers or the other Transactions that is inconsistent with such prior release in any material respect without the prior written consent of the other Party; provided, however, that, in the case of any release or public statement (a) in connection with any dispute between the Parties regarding this Agreement or the Transactions or (b) as a Party may in good faith determine is required by Law or listing requirements, GX or the Company, as applicable, will use its reasonable best efforts to coordinate such release or public statement with the other Party, prior to publishing such press release or public announcement (except to the extent such press release or public statement is consistent with any prior release previously approved by the other Party).

5.9              Tax Matters.

(a)                All transfer, documentary, sales, use, registration and property transfer or gains tax, stamp tax, excise tax, equity transfer tax, or other similar Taxes imposed in connection with the Transactions (collectively, “Transfer Taxes”), shall be borne and paid by the Person required to pay under applicable Law. The Parties agree to cooperate in the filing of any Tax Returns with respect to the Transfer Taxes.

(b)               GX and the Company shall cooperate, and shall cause their respective Affiliates to cooperate, with respect to Tax matters relating to the Transactions, including by maintaining records and making records available to each other (for inspection, review and copying), making personnel available as reasonably required, and furnishing powers of attorney or other approvals or similar documents necessary or helpful for to address Tax matters or minimize applicable Taxes (all such activities to be conducted (i) during normal business hours and (ii) at the expense of the requesting Party to the extent there are any necessary and material costs to the non-requesting Parties).

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(c)                Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, the Company and its Subsidiaries shall be permitted to take actions prior to, on, or after the Closing Date, as is necessary or helpful in the reasonable judgment of the Company in order to (i) cease to qualify as, or mitigate any impact from qualification as, a passive foreign investment company under section 1297 of the Code for any taxable year, or (ii) retain or address any Tax incentive, abatement, holiday or similar agreement or arrangement; provided that, without the written consent of GX (not to be unreasonably withheld, conditioned, or delayed), no such action shall be permitted to be taken on or before the Closing Date if such action would reasonably be expected to result in any non-de minimis increase in any Party’s (or its members’ or shareholders’) Tax costs, any non-de minimis adverse impact with respect to any Party’s (or its members’ or shareholders’) economic position, or any non-de minimis delay in the consummation of the Transactions. The Company shall consider in good faith and confer with GX regarding any actions proposed by GX in order to accomplish the results described in clause (i) or (ii) of the foregoing sentence.

(d)               Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, the Parties recognize that the structure of the Transactions is subject to continuing review and analysis in light of tax, accounting, governance and other considerations. If any changes to the structure of the Transactions are suggested by any Party in writing, the Parties shall reasonably discuss such suggested changes and each Party shall, and shall cause its Affiliates to, reasonably cooperate in the implementation of any reasonable suggested changes (including by entering into appropriate amendments to this Agreement, subject to Section 8.2); provided that, without the written consent of each Party (not to be unreasonably withheld, conditioned, or delayed), no such changes shall be permitted if such changes would reasonably be expected to result in any non-de minimis increase in such Party’s (or its members’ or shareholders’) Tax costs, any non-de minimis adverse impact with respect to such Party’s (or its members’ or shareholders’) economic position, or any non-de minimis delay in the consummation of the Transactions.

(e)                Certain Excise Tax Matters.

(i)                 The Parties shall, beginning at least sixty (60) days prior to the anticipated Closing Date, cooperate in good faith to agree upon a reasonable formula (the “Excise Tax Formula”) that, when applied to the final number of Redemption Shares (taking into account any reversals of redemptions prior to the GX Shareholder Meeting) will estimate GX’s Tax liability under Section 4501 of the Code that will be incurred as a result of the Transactions (taking into account stock issuances that are part of the Transactions, and other available offsets, if any, to the extent such issuances and offsets are expected to actually reduce such Tax liability) (such Tax liability, the “Excise Tax Amount”).  The Excise Tax Formula shall (i) take into account only the Transactions, (ii) not take into account any stock issuances that are not part of the Transactions, (iii) not take into account the time value of money or whether the Excise Tax Amount, as of the Closing Date, is or could be deferred for a period of time, in each case, except to the extent the expected date of payment of the Excise Tax Amount is later than December 31, 2026, (iv) not take into account whether the Excise Tax Amount, Section 4501 of the Code or the Treasury regulations thereunder are or could be the subject of a proceeding, controversy, litigation, or appeal, and (v) be determined in accordance with any IRS/Treasury regulations or other

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formal guidance regarding the application of Section 4501 of the Code (including any such regulations or formal guidance issued after the date hereof).

(ii)               In the event that the Parties are unable to agree on the Excise Tax Formula thirty (30) days prior to the anticipated Closing Date, then the dispute shall be referred to a Tax Advisor mutually acceptable to each of the Parties in order to determine the Excise Tax Formula in consultation with the Parties. The Excise Tax Formula shall be determined as soon as is practicable, but in no event later than twenty (20) days after the appointment of the Tax Advisor. The resolution of the Excise Tax Formula by the Tax Advisor shall be conclusive and binding on the Parties. For purposes of this Section 5.09(e)(ii) and the definition of Closing Cash, (1) “Tax Advisor” means a nationally recognized public accounting firm that is independent of the Parties and (2) all assets in the Trust Account shall count as Closing Cash in the manner described in clause (a) of the definition thereof.

5.10          Expenses. Except as expressly provided herein, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such expense, except that from and after the Closing, the Company shall be liable for and pay the transaction expenses incurred by any Party accruing prior to and through the Closing and not otherwise paid prior to the Closing, which the Company shall pay or cause to be paid by wire transfer of immediately available funds (provided that, for the avoidance of doubt, any expenses of Sponsor will not be considered to be expenses of any Party).

5.11          Preparation of the Form S-4 and the Joint Proxy Statement.

(a)                As promptly as reasonably practicable after the execution of this Agreement, (i) GX and the Company will jointly prepare the Joint Proxy Statement in preliminary form and (ii) the Company will prepare (with GX’s reasonable cooperation) and file with the SEC, the Canadian Securities Administrators and the TSX the Form S-4 (which shall include the Joint Proxy Statement), in a form mutually acceptable to the Parties. Each of GX and the Company will use its reasonable best efforts to ensure that the Form S-4, including the Joint Proxy Statement, complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the Securities Act and with all other applicable Law (including the BCBCA and any applicable Canadian Securities Laws). The Company will ensure that the Joint Proxy Statement includes the opinion of the Company Financial Advisor referred to in Section 3.23. Subject to Section 5.2, the Joint Proxy Statement shall include the Company Board’s recommendation that the Company Pre-Closing Shareholders adopt the Company Resolutions. The Joint Proxy Statement shall include the GX Board’s recommendation that the GX Shareholders adopt the GX Resolutions. GX and the Company will use their respective reasonable best efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC or any Canadian Securities Administrator) and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. No party will file or mail any such document prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. GX and the Company shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act, the BCBCA and any necessary state or Canadian Securities Laws or “blue sky” notice requirements in connection with the issuance of (i) the Company Post-Closing

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Common Shares issuable pursuant to the Exchange, (ii) the Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, (iii) the Company Common Shares issuable upon the exercise of Former GX Company Warrants, and (iv) the Former GX Company Warrants, in each case pursuant to this Agreement. The (i) Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, (iii) Company Common Shares issuable upon the exercise of Former GX Company Warrants, and (iv) Former GX Company Warrants will be freely tradable under Canadian Securities Laws and shall not be subject to resale restrictions under same other than as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102 – “Resale of Securities” of the Canadian Securities Administrators. As promptly as practicable after the Form S-4 shall have become effective, each of GX and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholder Meeting and the GX Shareholder Meeting, as applicable, to be mailed to the Company Pre-Closing Shareholders and the GX Shareholders, as applicable.

(b)               Each of GX and the Company shall furnish all information concerning such Party and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Joint Proxy Statement, the Form S-4, and the resolution of any comments either received from the SEC or any Canadian Securities Administrator.

(c)                If at any time prior to the later of the receipt of the Company Shareholder Approval and GX Shareholder Approval, any information relating to the Company or GX, or any of their respective Affiliates, directors or officers, should be discovered by the Company or GX which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any misrepresentation, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and the Canadian Securities Administrators and, with respect to the Joint Proxy Statement, to the extent required by applicable Law, disseminated to the Company Pre-Closing Shareholders and GX Shareholders, as applicable, provided in each case that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(d)               The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC, or any Canadian Securities Administrator or their respective staff and of any request by the SEC, or any Canadian Securities Administrator or their respective staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC, or any Canadian Securities Administrator or their respective staff, on the other hand, with respect to the Joint Proxy Statement or the Form S-4 and (ii) all stop orders of the SEC or of or any Canadian Securities Administrator relating to the

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Joint Proxy Statement, or the Form S-4. Each Party shall give the other Party and its counsel a reasonable opportunity to participate in preparing the proposed response by such Party to comments received from the SEC, any Canadian Securities Administrator or their respective staff and to provide comments on any proposed response thereto, and such Party shall give reasonable consideration to any such comments and shall not respond to the SEC or the Canadian Securities Administrator prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each Party shall use reasonable best efforts to respond promptly to any comments of the SEC, or any Canadian Securities Administrator or their respective staff with respect to the Joint Proxy Statement or the Form S-4, as applicable. No amendment or supplement to the Joint Proxy Statement or the Form S-4 will be made by GX or the Company without the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the Company, in connection with a Company Recommendation Change made in compliance with the terms hereof may (and GX shall comply with any request by the Company to) amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Company Recommendation Change, (ii) a statement of the reason of the Company Board for making such a Company Recommendation Change, and (iii) additional information reasonably related to the foregoing.

5.12          Company Shareholder Meeting; GX Shareholder Meeting.

(a)                The Company shall take all action necessary in accordance with applicable Laws and its organizational documents to duly give notice of, convene and hold the Company Shareholder Meeting for the purpose of obtaining the Company Shareholder Approval, as promptly as reasonably practicable after the date on which the Form S-4 becomes effective. Except as otherwise expressly permitted by Section 5.2, the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval, including (i) through the Company Board, recommending, including through a recommendation in the Joint Proxy Statement, that the Company Pre-Closing Shareholders vote in favor of the approval of the Company Resolutions at the Company Shareholder Meeting and (ii) by soliciting from Company Pre-Closing Shareholders proxies in favor of the approval of the Company Resolutions. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholder Meeting (i) to the extent necessary under applicable Law to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Pre-Closing Shareholders a sufficient amount of time in advance of the Company Shareholder Meeting or (ii) upon the good faith determination by the Company Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Company Resolutions or otherwise take actions consistent with the Company’s obligations pursuant to Section 5.11 and this Section 5.12; provided, however, that unless otherwise agreed to by the Parties, the Company Shareholder Meeting shall not be adjourned or postponed to a date that is more than 10 Business Days after the date on which the Company Shareholder Meeting was first scheduled; provided, further, that the Company Shareholder Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Outside Date. Notwithstanding the foregoing, but subject to Section 5.12(c), in the event the Company provides notice of a Superior Proposal to GX after a date that is less than ten (10) Business Days before the Company Shareholder Meeting, the Company shall be entitled to and shall upon request from GX postpone the Company Shareholder Meeting to a date determined by the Company that is not more than

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fifteen (15) Business Days after the scheduled date of the Company Shareholder Meeting, but in any event to a date that is not less than five (5) Business Days prior to the Outside Date. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Shareholder Meeting in accordance with this Section 5.12(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal. The Company shall promptly (and in any event within twenty-four (24) hours following the Company Shareholder Meeting) provide to GX all voting tabulation reports relating to the Company Shareholder Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(b)               GX will take all action necessary in accordance with applicable Laws and its organizational documents to duly give notice of, convene and hold the GX Shareholder Meeting for the purpose of obtaining the GX Shareholder Approval, as promptly as reasonably practicable after the date on which the Form S-4 becomes effective. GX shall use its reasonable best efforts to obtain the GX Shareholder Approval, including (i) through the GX Board, recommending, including through a recommendation in the Joint Proxy Statement, that the GX Shareholders vote in favor of the approval of the GX Resolutions at the GX Shareholder Meeting and (ii) by soliciting from GX Shareholders proxies in favor of the approval of the GX Resolutions. Notwithstanding anything to the contrary contained in this Agreement, GX may adjourn or postpone the GX Shareholder Meeting (i) to the extent necessary under applicable Law to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to GX Shareholders a sufficient amount of time in advance of the GX Shareholder Meeting or (ii) upon the good faith determination by the GX Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the GX Resolutions or otherwise take actions consistent with GX’s obligations pursuant to Section 5.11 and this Section 5.12; provided, however, that unless otherwise agreed to by the Parties, the GX Shareholder Meeting shall not be adjourned or postponed to a date that is more than 10 Business Days after the date on which the GX Shareholder Meeting was first scheduled; provided, further, that the GX Shareholder Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Outside Date. Notwithstanding the foregoing, in the event the Company provides notice of a Superior Proposal to GX after a date that is less than ten (10) Business Days before the GX Shareholder Meeting, GX shall be entitled to postpone the GX Shareholder Meeting to a date determined by GX that is not more than fifteen (15) Business Days after the scheduled date of the GX Shareholder Meeting, but in any event to a date that is not less than five (5) Business Days prior to the Outside Date. GX shall promptly (and in any event within twenty-four (24) hours following the GX Shareholder Meeting) provide to the Company all voting tabulation reports relating to the GX Shareholder Meeting that have been prepared by GX or GX’s transfer agent, proxy solicitor or other Representatives.

(c)                Subject to applicable Law, the Parties shall cooperate and use their reasonable best efforts to set the record dates for the Company Shareholder Meeting and the GX Shareholder Meeting, as applicable, on the same day and to hold the Company Shareholder Meeting at least five (5) Business Days prior to the GX Shareholder Meeting.

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5.13          Redemption Information. GX will promptly advise the Company at such times as the Company may reasonably request as to the number of Class A Shares for which Redemption Rights have been exercised.

5.14          Indemnification and Insurance.

(a)                From and after the Closing, the Company and the Second Merger Surviving Company will indemnify and hold harmless each present and former director and officer of GX, the Company and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or GX, as the case may be, would have been required under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted or required under applicable Law). Without limiting the foregoing, the Company will, and will cause the Second Merger Surviving Company and its other Subsidiaries to, (i) maintain for a period of not less than six years following the Closing provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors with respect to acts or omissions occurring prior to the Closing that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)               For a period of six years from the Closing, the Company will, or will cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by GX’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its Representatives) on terms not less favorable than the terms of GX’s current insurance coverage; provided, however, that (i) GX will cause coverage to be extended under its current directors’ and officers’ liability insurance (covering those Persons who are currently covered by GX’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies) by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current GX insurance coverage with respect to claims existing or occurring at or prior to the Closing, and the cost of such “tail” policy shall constitute a Cash Transaction Expense, except that in no event will GX, the Company or its Subsidiaries be required to pay a premium for such insurance in excess of 250% of the aggregate premium currently payable by GX for such insurance policy (unless, prior to the Closing, the Parties identify a more cost effective policy which satisfies this covenant, in which case, the Parties may cause such coverage to be effectuated under such alternative policy instead), and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.14 will be continued in respect of such claim until the final disposition thereof.

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(c)                On the Closing Date, to the extent not already entered into, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and GX with the Closing Directors and Officers, which indemnification agreements shall continue to be effective following the Closing.

(d)               In the event that the Company or any of its successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company will ensure that proper provision will be made so that the successors and assigns of the Company will succeed to the obligations set forth in this Section 5.14.

5.15          Trust Account Release. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.3), GX will make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) all amounts payable to GX Public Shareholders who have validly exercised Redemption Rights; (b) the payment of outstanding transaction expenses; and (c) after the Second Merger Effective Time, the balance of the assets in the Trust Account to be distributed to the Second Merger Surviving Company.

5.16          Stock Exchange Delisting; Deregistration. Prior to the Closing Date, each of the Parties shall cooperate with the other Parties and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and regulations of NASDAQ to enable the delisting by the Second Merger Surviving Company of the Class A Shares, GX Public Units and GX Public Warrants from NASDAQ and the deregistration of the Class A Shares, GX Public Units and GX Public Warrants under the Exchange Act as promptly as practicable after the Closing.

5.17          Certain Section 16 Matters. Before the Closing, the Company Board, or a committee thereof composed solely of two or more “Non-Employee Directors” (as defined in Rule 16b-3(b)(3)(i) under the Exchange Act), will adopt a resolution consistent with interpretive guidance of the SEC such that the acquisition of Transaction Consideration Shares pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of GX who is expected to become a director or officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Company following the Closing, will be an exempt transaction for purposes of Section 16(b) of the U.S. Exchange Act pursuant to Rule 16b-3 thereunder.

5.18          Financing.

(a)                In connection with the Transactions, (x) each of GX and the Company intends to enter into, at or prior to Closing, (i) a facility for up to $20,000,000 on terms no less favorable to the Company than the Convertible Security Funding Agreement, (ii) a committed equity facility substantially on the terms set forth in the Non-Binding Standby Equity Purchase Agreement Term Sheet dated as of the date hereof among the Parties and Yorkville Advisors Global, LP (the “CEF Facility”), and (iii) a facility substantially on the terms set forth in the Non-Binding Unsecured Convertible Debenture Term Sheet dated as of the date hereof among the Parties and Yorkville

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Advisors Global, LP (the “Convertible Notes”) and (y) if, acting reasonably, the Parties determine that so doing would be in the best interest of the post-Closing Company, each of GX and the Company intends to pursue a private placement financing for the purpose of entering into one or more subscription agreements with certain investors, pursuant to which such investors will purchase Company Common Shares, in each case, to be consummated prior to the First Merger and/or enter into one or more additional financing arrangements, on terms reasonably satisfactory to the Parties (collectively, the “Contemplated Financing”).

(b)               Each of GX and the Company will use its reasonable best efforts to provide all customary and reasonable cooperation in connection with the entry into the CEF Facility and the Convertible Notes, in each case, to the extent (1) not entered into prior to the date of this Agreement and (2) necessary to provide financing to the Company if Closing Cash would not otherwise equal or exceed the Closing Cash Minimum, as may be reasonably requested by the other Party, including (i) participation at reasonable times in a reasonable number of meetings, presentations, roadshows (including customary one-on-one meetings), rating agency and due diligence sessions with potential lenders or investors or other potential financing sources (the “Financing Sources”), including direct contact between senior management of the Parties and the other representatives of the Parties, on the one hand, and the actual and potential Financing Sources, on the other hand, in each case with reasonable advance notice, (ii) reasonably assisting the other Party in the preparation of customary materials for rating agency presentations and lender and investor presentations, business projections, pro forma financial statements, bank books and other marketing documents customarily used to arrange such financing, and identifying any portion of the information contained therein that would constitute material, non-public information with respect to the Parties or any of their respective securities for purposes of foreign, United States federal or state securities laws, (iii) as soon as reasonably practicable following the date hereof, preparing and effecting the filing of, or as soon as reasonably practicable following the request of the other Party furnishing the other Party with the information regarding such Party that is customary or necessary for the preparation and filing of, a registration statement and prospectus for the issuance and sale of securities, or the resale of securities issued or underlying securities issued or issuable, in connection with the Convertible Notes or CEF Facility, as necessary to effect the registration of such securities, (iv) to the extent requested by a Financing Source at least ten (10) days prior to the Closing, furnishing within five days prior to the Closing all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, (v) assisting in the preparation of definitive financing documents as may be reasonably requested by the other Party, (vi) reasonably cooperating in satisfying the conditions precedent set forth in the term sheets for the Convertible Notes and the CEF Facility to the extent the satisfaction of such condition requires the cooperation of, or is within the control of the such Party, (vii) taking all corporate actions, subject to the occurrence of the Closing, as reasonably requested by the other Party to permit the consummation of the Convertible Notes and the CEF Facility, and (viii) permitting the actual and potential Financing Sources to conduct customary due diligence, subject to customary non-disclosure and confidentiality agreements or customary wall cross scripts. Each Party will provide the other Party with drafts of documents pursuant to which the Convertible Notes and the CEF Facility will be effectuated and consider any comments provided by the other Party in good faith.  Each of the Company and GX will, and will cause its respective Representatives to, cooperate with the other Party and its Representatives in connection with the Convertible Notes and the CEF Facility and any other Contemplated Financing.

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(c)                Each of GX and the Company agree to work together in good faith to determine whether one or more of the arrangements comprising the Contemplated Financing should not be pursued to the extent sufficient capital is raised from one or more of the other financing arrangements and, if such decision is made, the Parties agree to amend the definition of Contemplated Financing accordingly.

(d)               If, and to the extent, required by any underwriter, placement agent, financial advisor, capital markets advisor or other adviser to GX and/or the Company, each of GX and the Company will use its reasonable best efforts to deliver, in connection with the effectiveness of the Form S-4 and the occurrence of the Company Shareholder Meeting and the GX Shareholder Meeting, reasonable and customary (i) comfort letters from the independent certified public accounting firms of each of GX and the Company and (ii) negative assurance letters of outside counsel to each of GX and the Company.

(e)                Notwithstanding anything in this Section 5.18 to the contrary, none of the Contemplated Financing shall require (A) the Sponsor to forfeit or transfer any Founder Shares or (B) GX or the Company to take any actions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions.

5.19          Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, GX, on the one hand, and the Company, on the other hand, shall, to the extent permitted by applicable Law, each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating hereto or thereto (collectively, the “Transaction Litigation”) commenced against, in the case of GX, GX or any of its representatives (in their capacity as such) or, in the case of the Company, the Company, its Subsidiaries or any of their respective representatives (in their capacity as such). GX and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, including by providing it with a reasonable opportunity to offer timely comments, suggestions or advice with respect to such Transaction Litigation and considering in good faith such timely comments, suggestions or advice with respect to such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (x) GX or any of its representatives (in their capacity as such) settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonable withheld, conditioned or delayed) or (y) the Company or any of its Subsidiaries or their respective representatives (in their capacity as such) settle or compromise any Transaction Litigation without the prior written consent of GX (not to be unreasonable withheld, conditioned or delayed).

ARTICLE VI
CONDITIONS

6.1              Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to consummate the Transactions is subject to the satisfaction (or waiver

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by such Party, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)                no Governmental Entity having competent jurisdiction shall have enacted, issued or entered any Order which remains in effect that enjoins or otherwise prohibits the consummation of the Transactions;

(b)               the GX Shareholder Approval shall have been obtained in accordance with the provisions of the GX Charter, the GX Bylaws, the DGCL, applicable securities Laws and applicable NASDAQ rules;

(c)                the Company Shareholder Approval shall have been obtained in accordance with the provisions of the Company Articles, the BCBCA, applicable securities Laws and applicable TSX rules;

(d)               the Form S-4 containing the Joint Proxy Statement shall have become effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC and not withdrawn;

(e)                the (i) Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) the Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, and (iii) the Company Common Shares issuable upon the exercise of Former GX Company Warrants shall have been approved for listing on NASDAQ as Nasdaq Capital Market securities within the meaning of NASDAQ Rule 5005(a)(27), and the TSX, subject to satisfaction of customary listing conditions of the TSX;

(f)                the Former GX Company Warrants shall have been approved for listing on NASDAQ as Nasdaq Capital Market securities within the meaning of NASDAQ Rule 5005(a)(27); and

(g)               after giving effect to the exercise of Redemption Rights, the Company and its Subsidiaries (including the Second Merger Surviving Company), on a consolidated basis, will have net tangible assets of at least $5,000,001 immediately upon the consummation of the Transactions and after payment of underwriters’ fees or commissions.

6.2              The Company’s Conditions. The obligations of the Company and Merger Sub to consummate the Transactions will be subject to the satisfaction (or waiver by the Company and Merger Sub, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                (i) the GX Fundamental Representations shall be true, complete and correct as of the date of this Agreement and as of the Closing as though made as of the date of this Agreement and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a different time, in which case such representation and warranty shall be so true, complete and correct as of such different time) other than de minimis inaccuracies and (ii) the other representations and warranties of GX set forth in Article IV shall be true, complete and correct (without giving effect to any qualifications or limitations as to materiality or GX Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing as though made as

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of the date of this Agreement and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a different time, in which case such representation and warranty shall be so true, complete and correct as of such different time) except, in the case of this clause (ii) for such failures to be true, complete and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a GX Material Adverse Effect;

(b)               GX shall have performed in all material respects its covenants required to be performed by it under this Agreement at or prior to the Closing;

(c)                at Closing, GX, the Company and the Company Subsidiaries will have, in the aggregate, Closing Cash in an amount equal to or greater than the Closing Cash Minimum;

(d)               GX shall have delivered, or caused to be delivered, to the Company, the following:

(i)                 a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by Sponsor;

(ii)               counterparts to the Exchange Agreement, duly executed by the Second Merger Surviving Company and Sponsor;

(iii)             an affidavit described in Treasury Regulations section 1.1445-2(c)(3), with accompanying notice to the IRS, to the effect that GX is not and has not been a United States real property holding corporation within the relevant period, in each case executed as of the Closing Date by an appropriate officer and in form and substance satisfactory to the Company; and

(iv)             a certificate signed on behalf of GX by a senior executive of GX and dated as of the Closing Date certifying that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

6.3              GX’s Conditions. The obligations of GX to consummate the Transactions will be subject to the satisfaction (or waiver by GX, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                (i) the Company Fundamental Representations shall be true, complete and correct as of the date of this Agreement and as of the Closing as though made as of the date of this Agreement and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a different time, in which case such representation and warranty shall be so true, complete and correct as of such different time) other than de minimis inaccuracies and (ii) the other representations and warranties of the Company set forth in Article III shall be true, complete and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing as though made as of the date of this Agreement and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a different time, in which case such representation and warranty shall be so true, complete and correct as of such different time) except, in the case of this clause (ii) for such failures to be true, complete and correct that have not had or

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would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)               the Company and Merger Sub shall have performed in all material respects the covenants required to be performed by them under this Agreement at or prior to the Closing;

(c)                since the date of this Agreement, a Company Material Adverse Effect shall not have occurred; and

(d)               the Company shall have delivered, or caused to be delivered, to GX, the following:

(i)                 counterparts to the Registration Rights and Lock-Up Agreement, duly executed by the Company and certain Company Pre-Closing Shareholders;

(ii)               a counterpart to the Exchange Agreement, duly executed by the Company; and

(iii)             a certificate signed on behalf of the Company by a senior executive of the Company and dated as of the Closing Date certifying that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

ARTICLE VII
TERMINATION

7.1              Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by mutual written consent of the Company and GX.

7.2              Termination by Either GX or the Company. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by either GX or the Company:

(a)                if prior to the Closing, the Transactions are enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Order of a Governmental Entity of competent jurisdiction, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) will not be available to any Party whose breach of any provision of this Agreement results in or materially contributes to causing such Order to be issued or the failure of the Order to be removed (provided that, for the avoidance of doubt, a Party’s exercise of its rights pursuant to Section 5.4(c) will not preclude its ability to terminate under this Section 7.2(a));

(b)               if the Closing has not occurred on or before the Outside Date, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) will not be available to any Party whose breach of any provision of this Agreement results in or materially contributes to causing the Closing to fail to occur prior to the Outside Date (provided that, for the avoidance of doubt, a Party’s exercise of its rights pursuant to Section 5.4(c) will not preclude its ability to terminate under this Section 7.2(b));

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(c)                if the Company Shareholder Approval is not obtained at the Company Shareholder Meeting duly convened or any adjournment or postponement thereof; or

(d)               if the GX Shareholder Approval is not obtained at the GX Shareholder Meeting duly convened or any adjournment or postponement thereof.

7.3              Termination by the Company.

(a)                This Agreement may be terminated by the Company and the Transactions may be abandoned by the Company at any time prior to the Closing if GX breaches any representation, warranty or covenant made by it in this Agreement such that the conditions specified in Section 6.2(a) or Section 6.2(b) would not be satisfied at the Closing (a “Terminating GX Breach”), except that, if such Terminating GX Breach is curable by GX through the exercise of its reasonable best efforts, then, for a period of up to 60 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Outside Date) after receipt by GX of notice from the Company of such breach, but only as long as GX continues to use its reasonable best efforts to cure such Terminating GX Breach (the “GX Cure Period”), then such termination will not be effective, and such termination will become effective only if the Terminating GX Breach is not cured within the GX Cure Period; provided, that the right to terminate this Agreement under this Section 7.3(a) will not be available if the Company is then in breach of this Agreement such that any of the conditions set forth Section 6.1 or Section 6.3 would not reasonably be capable of being satisfied by the Outside Date.

(b)               This Agreement may be terminated by the Company and the Transactions may be abandoned by the Company at any time prior to receipt of the Company Shareholder Approval in order to enter into a written definitive agreement providing for a Superior Proposal pursuant to and in accordance with Section 5.2(d); provided that there has been no breach of the Section 5.2 Company Provisions (including as a result of actions taken by any director of the Company that would have constituted a breach of the Section 5.2 Company Provisions if such actions had been taken by the Company).

(c)                This Agreement may be terminated by the Company and the Transactions may be abandoned by the Company at any time prior to the Closing (i) if all of the conditions set forth in Section 6.1 and Section 6.3 will have been satisfied or waived (other than those conditions that (x) by their terms are to be satisfied at the Closing, so long as each such condition is capable of being satisfied or (y) have not been satisfied, or are not capable of being satisfied, as a result of GX’s breach of this Agreement or any Ancillary Agreement), (ii) the Company has irrevocably confirmed in writing to GX that (A) all of the conditions set forth in Section 6.2 (other than those conditions that, by their terms, are capable of being satisfied only at Closing, so long as each such condition is capable of being satisfied) have been satisfied or have been waived by the Company and (B) the Company is prepared to consummate the Closing; provided that such confirmation will not be delivered earlier than the date that the Closing should have occurred pursuant to Section 1.1, and (iii) GX fails to consummate the Closing within five Business Days following the date on which the confirmation has been delivered to GX.

7.4              Termination by GX.

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(a)                This Agreement may be terminated and the Transactions may be abandoned by GX at any time prior to the Closing if either the Company or Merger Sub breaches any representation, warranty or covenant made by it in this Agreement such that the conditions specified in Section 6.3(a) or Section 6.3(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 60 days (or any shorter period of the time that remains between the date GX provides written notice of such violation or breach and the Outside Date) after receipt by the Company of notice from GX of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), then such termination will not be effective, and such termination will become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, that the right to terminate this Agreement under this Section 7.4(a) will not be available if GX is then in breach of this Agreement such that any of the conditions set forth Section 6.1 or Section 6.2 would not reasonably be capable of being satisfied by the Outside Date.

(b)               This Agreement may be terminated by GX and the Transactions may be abandoned by GX at any time prior to receipt of the Company Shareholder Approval by written notice from GX to the Company if, prior to obtaining the Company Shareholder Approval, there shall have been a Company Recommendation Change or the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement and the Transactions in accordance with Section 5.2(d).

(c)                This Agreement may be terminated by GX and the Transactions may be abandoned by GX at any time prior to the Closing (i) if all of the conditions set forth in Section 6.1 and Section 6.2 will have been satisfied or waived (other than those conditions that (x) by their terms are to be satisfied at the Closing, so long as each such condition is capable of being satisfied or (y) have not been satisfied, or are not capable of being satisfied, as a result of the Company’s breach of this Agreement or any Ancillary Agreement), (ii) GX has irrevocably confirmed in writing to the Company that (A) all of the conditions set forth in Section 6.3 (other than those conditions that, by their terms, are capable of being satisfied only at Closing, so long as each such condition is capable of being satisfied) have been satisfied or have been waived by GX and (B) GX is prepared to consummate the Closing; provided that such confirmation will not be delivered earlier than the date that the Closing should have occurred pursuant to Section 1.1, and (iii) the Company fails to consummate the Closing within five Business Days following the date on which the confirmation has been delivered to the Company.

7.5              Effect of Termination and Abandonment.

(a)                In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article VII, (a) this Agreement will terminate and become void and of no effect and (b) there will be no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates) other than as provided in Section 7.5(b); provided, however, and notwithstanding anything in the foregoing to the contrary, (i) the provisions set forth in this Section 7.5, Article VIII and the Confidentiality Agreement will survive the termination of this Agreement and (ii) nothing herein will relieve any Party from liability for any fraud or willful and material breach of this Agreement occurring prior to such termination.

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(b)               Notwithstanding any other provision of this Agreement:

(i)                 If this Agreement shall have been validly terminated pursuant to (A) Section 7.3(b) or Section 7.4(b), (B) Section 7.4(a) as a result of a breach of the Section 5.2 Company Provisions (including as a result of actions taken by any director of the Company that would have constituted a breach of the Section 5.2 Company Provisions if such actions had been taken by the Company), or (C) any other provision of Section 7.2, Section 7.3, or Section 7.4 if, at such time, GX shall have had the right to terminate this Agreement pursuant to (1) Section 7.4(b) or (2) Section 7.4(a) as a result of a breach of the Section 5.2 Company Provisions (including as a result of actions taken by any director of the Company that would have constituted a breach of the Section 5.2 Company Provisions if such actions had been taken by the Company), then, in each case, the Company shall pay to GX a termination fee in the amount of $15,000,000 (the “Base Termination Fee”) by wire transfer in immediately available funds to an account designated by GX in which case payment shall be made within two Business Days of such termination.

(ii)               If (A) this Agreement shall have been validly terminated by either Party (other than a valid termination (x) by (1) the Company pursuant to Section 7.3(a) or Section 7.3(c), (2) GX pursuant to Section 7.2(b), or (3) either Party pursuant to Section 7.2(a), Section 7.2(d) or, if there has been no Company Recommendation Change, Section 7.2(c) or (y) pursuant to Section 7.1), (B) at or prior to the time of the termination of this Agreement, an Acquisition Proposal with respect to the Company and/or any Company Subsidiaries (whether or not conditional) shall have been publicly disclosed or made and such Acquisition Proposal shall not have been publicly withdrawn at least two Business Days prior to the Company Shareholder Meeting, (C) within twelve months after the date of any such termination, an Alternative Acquisition (whether or not relating to such Acquisition Proposal) with respect to the Company and/or any Company Subsidiaries is consummated or a definitive agreement providing for an Alternative Acquisition (whether or not relating to such Acquisition Proposal) with respect to the Company and/or any Company Subsidiaries is executed, and (D) the Company has not paid the Base Termination Fee pursuant to Section 7.5(b)(i) or the Intentional Breach Termination Fee pursuant to Section 7.5(b)(iii), then the Company shall pay to GX the Base Termination Fee by wire transfer in immediately available funds to an account designated by GX in which case payment shall be made within two Business Days of such Alternative Acquisition consummation or agreement execution (whichever is earlier).

(iii)             If this Agreement shall have been validly terminated pursuant to (A) Section 7.4(a) as a result of a willful and material breach by the Company (including, without limitation a willful and material breach of the Section 5.2 Company Provisions (including as a result of actions taken by any director of the Company that would have constituted a willful and material breach of the Section 5.2 Company Provisions if such actions had been taken by the Company)), (B) Section 7.4(c) or (C) any other provision of Section 7.2, Section 7.3 or Section 7.4 if, at such time, GX shall have had the right to terminate this Agreement pursuant to Section 7.4(a) as a result of a willful and material breach by the Company (including, without limitation a willful and material breach of the Section 5.2 Company Provisions (including as a result of actions taken by any director of the Company that would have constituted a willful and material breach of the Section 5.2 Company

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Provisions if such actions had been taken by the Company)) or Section 7.4(c) then, in each case, the Company shall pay to GX a termination fee in the amount of $25,000,000 (the “Intentional Breach Termination Fee”) by wire transfer in immediately available funds to an account designated by GX in which case payment shall be made within two Business Days of such termination, provided that in no event will GX be entitled to both the Intentional Breach Termination Fee and the Base Termination Fee.

(iv)             If this Agreement shall have been validly terminated and the Base Termination Fee or the Intentional Breach Termination Fee is payable by the Company to GX in accordance with the terms hereof, then in addition to the Base Termination Fee or the Intentional Breach Termination Fee, as applicable, the Company shall also pay, or cause to be paid to GX, an amount (the “Expense Amount”) equal to the sum of all documented and reasonable out-of-pocket expenses paid or payable by GX and the Sponsor in connection with this Agreement and the Transactions, which Expense Amount shall not exceed $5,000,000, by wire transfer in immediately available funds to an account designated by GX in which case payment shall be made within two Business Days of such termination.

(c)                The Parties acknowledge and hereby agree that the payment of the Base Termination Fee or the Intentional Breach Termination Fee, as applicable, if, as and when required pursuant to this Section 7.5, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate GX in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each of the Parties acknowledges that the agreements contained in this Section 7.5 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement.

ARTICLE VIII
MISCELLANEOUS AND GENERAL

8.1              No Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, GX or Merger Sub pursuant to this Agreement will not survive the Closing, and from and after the Closing, the Company, the Second Merger Surviving Company and their respective Representatives will not have any further obligations, nor will any claim be asserted or action be brought against the Company, the Second Merger Surviving Company or their respective Representatives with respect thereto. The covenants of the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants, will not survive the Closing, except for those covenants contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants will survive the Closing and continue until fully performed in accordance with their terms).

8.2              Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Closing, the Parties may modify or amend this Agreement by written agreement of GX and the Company; provided that any amendment of this Agreement that requires approval

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by the Company Pre-Closing Shareholders or the GX Shareholders under applicable Law will be subject to such approval. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a modification, amendment, or waiver of those rights.

8.3              Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Transactions are for the sole benefit of such Party and, together with the other provisions of this Agreement for the benefit of such Party, may be waived in writing by such Party, in whole or in part.

8.4              Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by pdf or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signature thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the Parties and delivered (including by email or DocuSign) to the other Parties, and all such counterparts will together constitute one and the same agreement.

8.5              Governing Law; Venue; Waiver of Jury Trial.

(a)                This Agreement will be construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware.

(b)               Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, to the extent that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware) or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively, the “Chosen Courts”), in any Action arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or the transactions contemplated by the Ancillary Agreements or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action, except in the Chosen Courts; (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the Chosen Courts in the manner provided for notices in Section 8.7. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

(c)                EACH PARTY HEREBY IRREVOCABLY WAIVES, AND WILL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

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8.6              Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the other provisions of this Section 8.6, the Parties acknowledge and agree (and further agree not to take any contrary position in any litigation concerning this Agreement) that (a) the Parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations of the Parties to consummate the Merger) without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish or otherwise impair, any other remedy to which they are entitled under this Agreement, (b) the provisions set forth herein are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to limit, diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 will not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything in this Agreement to the contrary, in no event will GX be entitled to receive both (A) a grant of specific performance of the Company’s obligation to consummate the Closing and (B) the Base Termination Fee or the Intentional Breach Termination Fee.

8.7              Notices. All notices and other communications among the Parties will be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service, or (c) when delivered by email (so long as the sender of any such e-mail has not received an e-mail from the applicable server indicating a delivery failure), in each case, according to the instructions set forth below. Such notices will be deemed given: at the time of personal delivery, if delivered in person; one Business Day after being sent, if sent by reputable, overnight delivery service and at the time sent (so long as the sender of any such e-mail has not received an e-mail from the applicable server indicating a delivery failure), if sent by email prior to 5:00 p.m. local time of the recipient on a Business Day; or on the next Business Day if sent by email after 5:00 p.m. local time of the recipient on a Business Day or on a non-Business Day.

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(a)	If to the Company or Merger Sub:

NioCorp Developments Ltd.

7000 South Yosemite Street, Suite 115

Centennial, CO 80112

Attention:	Mark Smith
Neal Shah
Email:	msmith@niocorp.com
nshah@niocorp.com

with copies to counsel to:

Jones Day
250 Vesey Street
New York, NY 10281

Attention:	Joel May
Ann Bomberger
E-mail:	jtmay@jonesday.com
ambomberger@jonesday.com

and to:

Blake, Cassels & Graydon LLP
2600 – 595 Burrard Street
Vancouver, BC V7X 1L3
Attention: Bob Wooder
E-mail: bob.wooder@blakes.com

(b)	If to GX (prior to the Closing) or the Second Merger Surviving Company:

GX Acquisition Corp. II

1325 Avenue of the Americas, 28th Floor

New York, New York 10019

Attention: Jay Bloom and Dean Kehler
Email: jay.bloom@trimarancapital.com and dean.kehler@trimarancapital.com with copies to counsel to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Michael Chitwood and Michael Civale

Email: Michael.Chitwood@skadden.com and Michael.Civale@skadden.com and to:

Stikeman Elliott LLP

1155 Boulevard René-Lévesque West, Suite #4100

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Montréal, Québec H3B 3V2

Attention: Robert Carelli and David Tardif

Email: rcarelli@stikeman.com and dtardif@stikeman.com

or to such other address or addresses as any such Party may from time to time designate in writing.

8.8              Entire Agreement. This Agreement (including the Company Disclosure Letter, the GX Disclosure Letter and all other annexes and exhibits hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

8.9              No Third-Party Beneficiaries. The representations, warranties and covenants set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except pursuant to Section 5.14 and Section 8.15 and except for the provisions hereof applicable to Sponsor; provided that the Sponsor is an intended third-party beneficiary of, and may enforce, GX’s rights pursuant to Section 7.5 (including following any liquidation or dissolution of GX).

8.10          Definitions. Each of the terms set forth in Annex A is defined as set forth therein and each of the terms defined elsewhere in this Agreement has the meaning set forth herein.

8.11          Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.12          Interpretation; Construction.

(a)                The headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, a Section, Annex or Exhibit, such reference will be to an Article, a Section of, or Annex to Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or

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contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.” References to documents or other materials “provided” or “made available” to GX or similar phrases will mean that such documents or other materials were present at least one Business Day prior to the date hereof in the electronic data room to which GX and its Representatives have access (the “VDR”) (provided that the construction of such terms in Section 3.27 and Section 4.17 will not be limited by this Section 8.12(a)).

(b)               The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)                The mere inclusion of any item in any section or subsection of the Company Disclosure Letter or the GX Disclosure Letter as an exception to any representation or warranty or otherwise will not be deemed to constitute an admission by the Company or by GX, as applicable, or to otherwise imply, that any such item has had or would reasonably be expected to have a Company Material Adverse Effect or a GX Material Adverse Effect, as applicable, or otherwise represents an exception or material development, fact, change, event, effect, occurrence or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of the Company Disclosure Letter or the GX Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Headings inserted in the sections or subsections of the Company Disclosure Letter or the GX Disclosure Letter are for convenience of reference only and will not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

(d)               Notwithstanding anything to the contrary herein, no representation or warranty by GX in this Agreement shall apply to any statement or information in the GX Public Disclosure Record that relates to the topics referenced in the SEC proposed rules titled “Special Purpose Acquisition Companies, Shell Companies, and Projections” issued on March 30, 2022 or to any other SEC rule, proposed rule, statement, guidance, interpretation or change in presentation issued after the execution of this Agreement and applicable to special purpose acquisition companies (collectively, the “SEC Statement”), nor shall any correction, amendment or restatement of the GX Public Disclosure Record due wholly or in part to the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by GX. Each of the Parties acknowledges and agrees that GX continues to review the SEC Statement and its implications, including on the GX Public Disclosure Record, and any restatement, revision or other modification of the GX Public Disclosure Record relating to or arising from such SEC Statement, shall (i) be deemed not material and not to have or reasonably be expected to have, individually or in the aggregate, a GX Material Adverse Effect and (ii) not itself be deemed to constitute a breach of any representation or warranty of any of the Parties in this Agreement. No breach of any representation or warranty of either Party will be deemed to have occurred solely as a result of the SEC Statement, nor any other effects that relate to or arise

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out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto.

8.13          Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party.

8.14          Waiver of Access to Trust Account. Reference is made to the Final IPO Prospectus. The Company hereby represents and warrants that it understands that GX has established the Trust Account containing the proceeds of its IPO and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the GX Public Shareholders, and that, except as otherwise described in the Final IPO Prospectus, GX may disburse monies from the Trust Account only: (a) to the GX Public Shareholders in the event they elect to redeem their GX Shares in connection with the consummation of GX’s Business Combination or in connection with an extension of its deadline to consummate a Business Combination, (b) to the GX Public Shareholders if GX fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by an amendment to GX’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes or (d) to GX (or, as applicable, the Second Merger Surviving Company) after or concurrently with the consummation of a Business Combination. For and in consideration of GX entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between GX or its Affiliates, on the one hand, and the Company or its Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives and releases, and will cause any Affiliate of the Company in connection with the Transactions, to irrevocably waive and release, any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with GX or its Affiliates, and further agrees not to seek any recourse against the Trust Account (including any distributions therefrom) for any Released Claims for any reason whatsoever or to bring any Action or proceedings against the Trust Account or the Trustee. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by GX and its Affiliates to induce GX to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any Released Claim, which proceeding seeks, in whole or in part,

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monetary relief against GX or its Affiliates, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

8.15          No Recourse. Except in the case of fraud, all Actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, the Ancillary Agreements or the Transactions, (b) the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Ancillary Agreement), (c) any breach of this Agreement or any Ancillary Agreement and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to this Section 8.15), are those solely of the persons that are expressly identified as Parties to this Agreement (or, as applicable, the relevant Ancillary Agreement) and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, shareholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party (with respect to this Agreement) or any party to any Ancillary Agreement (with respect to such Ancillary Agreement), or any director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing, shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

GX: GX Acquisition Corp. II By: /s/ Dean Kehler Name: Dean Kehler Title: Co-Chairman and Chief Executive Officer	MERGER SUB: Big Red Merger Sub Ltd By: /s/ Mark Smith Name: Mark Smith Title: Chief Executive Officer
COMPANY: NioCorp Developments Ltd. By: /s/ Mark Smith Name: Mark Smith Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

ANNEX A
DEFINITIONS

(a)                As used in this Agreement, the following terms have the meanings specified in this Annex A:

“Aboriginal Claim” means any claim, written assertion or written demand, whether proven or unproven, made in writing by any Aboriginal Peoples with respect to Aboriginal title, Aboriginal rights, treaty rights or any other Aboriginal interest in land.

“Aboriginal Peoples” means any aboriginal peoples of the United States, including Native Americans, including any Tribes in Nebraska, and any group of aboriginal peoples, including Tribal Councils.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any inquiry, hearing, proceeding or investigation, by or before any Governmental Entity, whether civil, criminal or administrative.

“Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

“Alternative Acquisition” means any transaction, other than the transactions contemplated by this Agreement, providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) assets of the Company and its Subsidiaries which constitute 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, as determined in good faith by the Company Board, or (ii) 15% or more of any class of equity securities of the Company representing 15% or more of the outstanding voting power, of the Company, (b) a tender offer or exchange offer that, if consummated, would result in any Person or group (or the shareholders of any Person or group) beneficially owning 15% or more of any class of equity securities of the Company representing 15% or more of the outstanding voting power of the Company, (c) a plan of arrangement, merger, amalgamation, consolidation, business combination, share exchange, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving any business of the Company or any of its Subsidiaries that constitutes 15% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, or (d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Transactions.

“Ancillary Agreements” means, collectively, the Registration Rights and Lock-Up Agreement, the Exchange Agreement, the GX Support Agreement, the Company Support Agreement and the Key Employee Agreements and each other schedule, instrument or certificate contemplated hereby or by any of the foregoing.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, and any foreign or other anti-bribery or anti-corruption Laws.

Annex A - 1

“BCBCA” means the British Columbia Business Corporations Act.

“Business Combination” has the meaning specified in the GX Charter.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in New York City, United States or in the city of Vancouver, Canada.

“Canadian Securities Administrators” means the securities commission or similar regulatory authority in each of the Provinces.

“Canadian Securities Laws” means the securities legislation and rules and regulations thereunder of each province and territory of Canada and the rules, instruments, policies and orders of each Canadian Securities Administrator made thereunder.

“Cash Transaction Expenses” the sum of (a) GX’s unpaid transaction expenses accruing at or prior to the Closing and (b) the Company’s unpaid transaction expenses accruing at or prior to the Closing.

“Class A Shares” means the shares of GX Common Stock designated as Class A Common Stock.

“Closing Cash” means, without duplication, an amount equal to:

(a) the amount of cash available to be released from the Trust Account as of the Closing (before reduction for any cash amounts to be used for deferred underwriting commissions to the IPO Underwriter and other Cash Transaction Expenses, but excluding any cash to be removed from the Trust Account in connection with Redemption Rights); plus

(b) the amount of cash actually funded against any facility described in Section 5.18 as of Closing; plus

(c) any cash raised by GX or the Company on or following the date of this Agreement, and paid to GX or the Company prior to or at the Closing, including pursuant to any Contemplated Financing or any other debt or equity or equity-linked financing or investment; less

(d) Company Operating Cash, if any, to the extent available to the Company as of the Closing; provided that any amounts raised in excess of the Company Operating Cash Cap that would otherwise constitute Company Operating Cash will be included in Closing Cash; less

(e) the lesser of (i) $2,000,000 and (ii) the excess, if any, of (A) the Excise Tax Amount over (B) $1,000,000; less

(f) in the event a Tax Advisor is retained pursuant to Section 5.9(e), fifty percent (50%) of the fees of such Tax Advisor.

“Closing Cash Minimum” means $15,000,000 less the amount, if any, by which the Cash Transaction Expenses are, in the aggregate, reduced to less than $15,000,000 as a direct result of

Annex A - 2

Sponsor’s forfeiture or transfer of Forfeited Shares in exchange for reducing the cash amounts that would otherwise be payable to a third party with respect to such Cash Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder and any successor statute and the rules and regulations issued thereunder.

“Company Articles” means the articles of the Company, as amended effective January 27, 2015, as such may be subsequently amended in accordance with Section 5.1(b)(i).

“Company Benefit Plan” means each compensation or benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) , or any other plan, policy, program or agreement (including any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement), providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to (or required to be contributed to) by the Company, or to which the Company is a party or has or may reasonably be expected to have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any governmental authority.

“Company Fundamental Representations” means the representations and warranties of the Company in Sections 3.1, 3.2(a), 3.2(b)(i), 3.3 and 3.24.

“Company Material Adverse Effect” means any change, effect, condition, event, circumstance, occurrence or development (each a “Change”, and collectively, “Changes”) that, individually or in the aggregate, (a) has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Change to the extent that it results from or arises out of (i) any downturn in general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, Canada or any foreign jurisdiction, (ii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (provided that this clause (ii) shall not prevent a determination that any Change underlying such failure has resulted in a Company Material Adverse Effect), (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, including any litigation resulting or arising therefrom or with respect thereto (provided that this clause (iii) shall not apply to the use of “Company Material Adverse Effect” in Section 3.2 (or Section 6.3(a)(i) as applied to Section 3.2), (iv) any change, in and of itself, in the market price or trading volume of the securities of the Company (provided that this clause (iv) shall not prevent a determination that any Change underlying such change has resulted in a Company Material Adverse Effect), (v) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof), (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts

Annex A - 3

of war, sabotage or terrorism, or any trade wars or sanctions, (vii) any hurricane, tornado, flood, earthquake or other natural disaster, (viii) any changes generally affecting the industries in which the Company operates, or (ix) any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19), provided, further, that any Change referred to in clauses (i), (v), (vi), (vii), (viii) or (ix) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries operate; or (b) does or would reasonably be expected to prevent or materially delay or impede the ability of the Company to consummate the Mergers or any of the other Transactions.

“Company Mining Rights” means all mining concessions, claims, leases, options, mines, millsites, tunnel sites, surface rights, access rights, water rights and other real property rights and interests to the extent related to the exploration for, exploitation, development, mining or production of minerals and all applications therefor, owned or controlled, in whole or in part, by the Company or the Company Subsidiaries.

“Company Operating Cash” means cash raised by the Company after the date of this Agreement for the sole purpose of funding cash operating expenses of the Company and its Subsidiaries in transactions agreed to in writing by GX (such consent not to be unreasonably withheld, conditioned or delayed), up to a cap in an amount equal to the Company Operating Cash Cap in the aggregate.

“Company Operating Cash Cap” means an amount to be mutually agreed between GX and the Company following the date hereof, taking into account the reasonable operating cash needs of the Company.

“Company Public Disclosure Record” means all documents filed by or on behalf of the Company on the System for Electronic Document Analysis Retrieval under Canadian Securities Laws (“SEDAR”) or the Electronic Data Gathering, Analysis, and Retrieval system under the U.S. securities Laws (“EDGAR”), in each case, since January 1, 2020 and that are publicly available prior to the date hereof.

“Company Resolutions” means the resolutions of Company Pre-Closing Shareholders to approve (a) the issuance of Company Post-Closing Common Shares issuable pursuant to the Exchange, Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement and Company Common Shares issuable upon the exercise of Former GX Company Warrants, in each case in connection with the Transactions, (b) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Form S-4 or correspondence related thereto, (c) any other proposals as the Canadian Securities Administrators or TSX or NASDAQ may indicate are necessary in their review of the Joint Proxy Statement or correspondence related thereto, including in respect of the Contemplated Financing, (d) an amendment to the Company Articles to comply with applicable listing requirements of NASDAQ, and (e) any other proposals the Company and GX deem necessary to effectuate the Transactions at the Company Shareholder Meeting.

Annex A - 4

“Company Shareholder Meeting” means the special meeting of Company Pre-Closing Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called for the purpose of considering and, if thought fit, approving the Company Resolutions.

“Company Subsidiaries” means Merger Sub and each of the Company’s other Subsidiaries.

“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, foreign antitrust or direct investment Laws.

“Confidentiality Agreement” means the confidentiality agreement, dated July 6, 2022, between GX and the Company.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences).

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of human health (in regards to Hazardous Materials) or the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Material, in each case as in effect at the date hereof, or (c) the protection of worker health or safety (in regards to Hazardous Materials).

“Elk Creek Project” means the greenfield exploration project as described in the Technical Report.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means an exchange agent to be agreed by GX and the Company prior to the Closing.

“Exchange Ratio” means 11.1829212.

“Final IPO Prospectus” means the final long-form prospectus of GX, dated March 18, 2021, in connection with its initial public offering of GX Public Units (the “IPO”).

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“Form S-4” means the registration statement on Form S-4 of the Company with respect to registration of the (i) Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, (iii) Company Common Shares issuable upon the exercise of Former GX Company Warrants, and (iv) Former GX Company Warrants.

“Founder Shares” means shares of Class B Common Stock of GX, all of which are held by Sponsor.

“Founder’s Warrants” means the share purchase warrants issued to Sponsor at the closing of the IPO.

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“GX Bylaws” means the By Laws of GX, as in effect on the date hereof.

“GX Fundamental Representations” means the representations and warranties of GX in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, 4.14 and 4.15.

“GX Material Adverse Effect” means any Change that, individually or in the aggregate, does or would reasonably be expected to prevent or materially delay or impede the ability of GX to consummate the Mergers or any of the other Transactions; excluding any Change to the extent that it results from or arises out of the matters set forth in Section 8.12(d).

“GX Public Disclosure Record” means all documents filed by or on behalf of GX on EDGAR since January 1, 2020 and that are publicly available prior to the date hereof.

“GX Public Shareholders” means GX Shareholders who hold Class A Shares.

“GX Public Units” means the units of GX issued pursuant to the IPO comprised of (a) one Class A Share and (b) one-third of a GX Public Warrant.

“GX Public Warrants” means the share purchase warrants of GX entitling the holder thereof to purchase one Class A Share included as a component of the GX Public Units.

“GX Resolutions” means the special resolution of GX Shareholders to approve (a) an amendment to the GX Charter, effective prior to the First Merger Effective Time, to eliminate the automatic conversion of shares of Founder Shares into Class A Shares at the time of a Business Combination, (b) the Transactions, (c) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Form S-4 or correspondence related thereto, (d) any other proposals as the Canadian Securities Administrators or TSX or Nasdaq may indicate are necessary in their review of the Joint Proxy Statement or correspondence related thereto, including in respect of the Contemplated Financing, and (e) any other proposals the Company and GX deem necessary to effectuate the Transactions at the GX Shareholder Meeting.

“GX Shareholder Meeting” means the special meeting of GX Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this

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Agreement, to be called for the purpose of considering and, if thought fit, approving the GX Resolutions.

“GX Shares” means Class A Shares and Founder Shares.

“GX Warrant Agreement” means the Warrant Agreement, dated March 17, 2021, between GX and Continental Stock Transfer & Trust Company.

“GX Warrants” means the Founder’s Warrants and the GX Public Warrants.

“Hazardous Materials” means any substance, element, compound, mixture, solution, and/or waste presently listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect or otherwise regulated, under any Environmental Law. Hazardous Material includes any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Entity or any Environmental Law, including but not limited to any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation, polychlorinated biphenyls or per- and polyfluoroalkyl substances.

“Investment Company Act” means the Investment Company Act of 1940.

“Intellectual Property” means all patents and patent applications, invention disclosures and all related continuations, divisionals and extensions thereof, trademarks, service marks, trade names, trade dress, logos or other source or business identifiers, together with all goodwill associated with the foregoing, copyrights and rights works of authorship or in copyrightable subject matter, Internet domain names, social media identifiers, software (including in source code and object code form), rights in trade secrets, know-how, processes, formulae, recipes, methods, techniques, procedures, algorithms, specifications, inventions, ideas, marketing materials, customer and supplier lists, and other confidential or proprietary information, and other intellectual property, industrial, and similar rights in any jurisdiction throughout the world and any registrations and applications therefor.

“IPO Underwriter” means Cantor Fitzgerald & Co.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, systems, hardware, networks, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems, and all associated documentation.

“Key Employees” means the individuals listed on Section A-1 (Key Employees) of the Company Disclosure Letter.

“Knowledge” means (i) when referring to the knowledge of the Company or the Company Subsidiaries, the actual knowledge, after due inquiry of direct reports, of the persons listed on Section A-2 (Knowledge) of the Company Disclosure Letter and (ii) when referring to the

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knowledge of GX, means the actual knowledge, after due inquiry of direct reports, of the persons listed on Section A-1 (Knowledge) of the GX Disclosure Letter.

“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted or promulgated by any Governmental Entity and any judicial interpretation thereof, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“MEWA” means a multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA (that covers employees who reside or work primarily in the United States).

“misrepresentation” has the meaning ascribed to this term under applicable Canadian Securities Laws.

“Multiemployer Plan” means any plan defined in Section 3(37) or 4001(a)(3) of ERISA (that covers employees who reside or work primarily in the United States).

“Multiple Employer Plan” means any plan within the meaning of Section 210 of ERISA or Section 413(c) of the Code (that covers employees who reside or work primarily in the United States).

“NASDAQ” means The NASDAQ Stock Market LLC.

“NI 43-101” means National Instrument 43-101 – “Standards of Disclosure for Mineral Projects” adopted by the Canadian Securities Administrators.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Outside Date” means March 22, 2023 or, if one or more Extensions are obtained, the last date for GX to consummate a Business Combination pursuant to such Extensions.

“Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established on the most recent consolidated balance sheet included in the Company Financial Statements, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent balance sheet included in the balance sheet or notes thereto or securing liabilities reflected on such balance sheet, (iv) which is incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations (including letters of credit in lieu of any such bonds or to support the issuance thereof), (v) which is any zoning, building or other similar code or regulation not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (vi) which constitutes any condition that would be disclosed

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by a current, accurate survey or physical inspection, Lien (other than any Lien securing indebtedness for borrowed money), easement, right-of-way, covenant, restriction or other similar matters affecting title to the owned real property and leased real property that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use, occupancy, and operation of the assets to which they relate in the business of the Company as currently conducted, (vii) which is a Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff, or similar rights, (viii) which is a Lien arising by operation of law for amounts not yet due, or (ix) which is any interest or title of a lessor under any leases or subleases entered into by the Company in the ordinary course of business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law.

“Provinces” means the provinces of British Columbia, Alberta, Saskatchewan, Ontario and New Brunswick.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the environment of a Hazardous Material.

“Representatives” means all officers, directors, managers, employees, agents, representatives, accountants, consultants, legal counsel, investment bankers, financial advisors, agents and other similar representatives, including any of the foregoing parties’ controlled Affiliates.

“Sanctioned Person” means (i) any person listed in any sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Global Affairs Canada, or Her Majesty’s Treasury of the United Kingdom, or any European Union member state, (ii) any person located, organized or resident in a country or territory which, at the applicable time, is the subject or target of comprehensive sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria), or (iii) any person 50% or more owned or otherwise controlled by any such person or persons described in the foregoing clauses (i) and (ii).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger Class A Ratio” means a number to be determined in the sole discretion of the Company, such that, upon the effectiveness of the Second Merger, (a) the aggregate number of shares issued by the Second Merger Surviving Company pursuant to Section 2.1(d)(iv) is approximately equivalent to the total number of Company Common Shares issued and outstanding immediately before the First Merger Effective Time, and (b) Intermediate Holdco holds, in the

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aggregate, a number of Second Merger Class A Shares approximately equivalent to the total number of Company Common Shares that will be issued and outstanding immediately following the Second Merger Effective Time and prior to the Reverse Stock Split.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all (whether or not disputed) supranational, national, U.S. or non-U.S., federal, state, provincial, local or other taxes, customs, duties, fees, and charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, branches, capital, capital gains, severance, windfall or other profits, gross receipts, stamp, property, sales, use, value added, goods and services, harmonized sales, production, licenses, environmental, transfer, capital stock, payroll, occupation, employment, employer health, employment/unemployment insurance or compensation premiums and contributions, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, and net worth, as well as alternative or add-on minimum taxes and taxes in the nature of excise, withholding or similar, and including liability for the payment of any such amounts through withholding or as a result of being either (a) a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor, or (b) a party to any tax allocation or sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to any such amounts.

“Tax Return” means any return, report declaration, election notice, information return, claim for refund, declaration of estimated taxes, statement or similar filing required to be filed with respect to Taxes, including any amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Technical Report” means the technical report prepared for the Company by Dahrouge Geological Consulting Ltd., Understood Mineral Resources Ltd., Optimize Group, Cementation, Tetra Tech, SRK Consulting (U.S.), Inc., Adrian Brown Consultants Inc., Metallurgy Concept Solutions, Magemi Mining Inc., L3 Process Development, BBE Consulting and CDM Smith entitled “NI 43-101 Technical Feasibility Study, Elk Creek Project, Nebraska,” prepared for the Company with an effective date of and filed on SEDAR on June 28, 2022.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such

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security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company.

(b)               The following definitions have the meanings set forth in the Sections indicated below:

Defined Term	Location of Definition
2016 Company Incentive Plan	3.3(a)
2016 Options	3.3(a)
2017 Company Incentive Plan	3.3(a)
2017 Options	3.3(a)
Acceptable Confidentiality Agreement	5.2(c)
Acquisition Proposal	5.2(a)
Agreement	Preamble
Base Termination Fee	7.5(b)(i)
Business Combination Proposal	5.2(h)
CEF Facility	5.18(a)
Chosen Courts	8.5(b)
Closing	1.1
Closing Date	1.1
Closing Directors and Officers	1.6
Company	Preamble
Company Board	Preamble
Company Common Shares	3.3(a)
Company Cure Period	7.4
Company Disclosure Letter	Article III
Company Financial Advisor	3.23
Company Financial Statements	3.5(e)
Company Incentive Plans	3.3(a)
Company Material Contracts	3.17
Company Options	3.3(a)
Company Owned IP	3.15
Company Permits	3.8
Company Post-Closing Common Shares	Preamble
Company Pre-Closing Shareholders	Preamble
Company Recommendation Change	5.2(d)
Company Shareholder Approval	3.24(d)
Company Support Agreement	Preamble
Company Warrants	3.3(a)
Contemplated Financing	5.18(a)
Continuous Disclosure Obligations	3.17(a)
Contribution	Preamble, 1.2(g)
Contribution Time	1.2(g)
Convertible Notes	5.18(a)
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Convertible Security Funding Agreement	2.2(b)
DGCL	Preamble
ECRC	Preamble
ECRC Board	Preamble
Enforceability Exceptions	3.2(a)
Environmental Permits	3.18
Exchange	Preamble
Exchange Agreement	Preamble
Exchange Fund	2.3(b)
Exchange Time	1.2(e)
Expense Amount	7.5(b)(iv)
Extension	5.3(c)
Financing Sources	5.18(b)
First Merger	Preamble
First Merger Class A Share	2.1(a)(ii)
First Merger Class B Share	2.1(a)(i)
First Merger Effective Time	1.3
First Merger Surviving Company	Preamble
Former GX Company Warrants	1.2(f)
Governmental Entity	3.2(c)
GX	Preamble
GX Board	Preamble
GX Charter	Preamble
GX Common Stock	4.3(a)
GX Cure Period	7.3
GX Disclosure Letter	Article IV
GX Financial Statements	4.4(e)
GX Permits	4.7
GX Preferred Shares	4.3(a)
GX Shareholder Approval	4.16(b)
GX Shareholders	Preamble
GX Support Agreement	Preamble
Intended Tax Treatment	2.5
Intentional Breach Termination Fee	7.5(b)(iii)
Interim Period	5.2(b)
Intermediate Holdco	Preamble
Joint Proxy Statement	3.2(c)
Key Employee Agreement	Preamble
Letter of Transmittal	2.3(c)
Liens	3.2(b)
Measurement Date	3.3(a)
Merger Filings	1.3
Merger Sub	Preamble
Merger Sub Board	Preamble
Mergers	Preamble
Nonparty Affiliate	8.15
Annex A - 12

Parties	Preamble
Party	Preamble
Redemption Right	Preamble
Redemption Share	1.2(a)
Registration Rights and Lock-Up Agreement	Preamble
Related Party	3.25
Released Claims	8.14
Resale of Securities	5.11(a)
Reverse Stock Split	Preamble
Right to Match Period	5.2(d)
Sarbanes-Oxley Act	3.5(e)
SEC Statement	8.12(d)
Second Merger	Preamble
Second Merger Class A Share	2.1(d)(i)
Second Merger Class B Share	2.1(d)(ii)
Second Merger Effective Time	1.3
Second Merger Surviving Company	Preamble
Section 5.2 Company Provisions	5.2(b)
Sponsor	Preamble
Subsidiary Directors and Officers	1.7
Surviving Company Bylaws	1.5(b)
Surviving Company Charter	1.5(b)
Take-Over Bids and Issuer Bids	5.2(f)
Terminating Company Breach	7.4
Terminating GX Breach	7.3
Transaction Consideration Shares	2.3(b)
Transaction Litigation	5.19
Transactions	1.1
Transfer Taxes	5.9(a)
Trust Account	4.15
Trust Agreement	4.15
Trustee	4.15
TSX	5.7
VDR	8.12(a)

Annex A - 13

Exhibit A

Registration Rights and Lock-Up Agreement

[See attached.]

Exhibit B

Exchange Agreement

[See attached.]

Exhibit C

First Merger Surviving Company Certificate of Incorporation

[See attached.]

Exhibit D

First Merger Surviving Company Bylaws

[See attached.]

Exhibit E

Second Merger Surviving Company Certificate of Incorporation

[See attached.]